Exhibit 10.2

EXECUTION COPY

7 DAYS GROUP HOLDINGS LIMITED

GUARANTEED SENIOR

FLOATING RATE NOTES DUE 2010

INDENTURE

Dated as of September 10, 2007

DB TRUSTEES (HONG KONG) LIMITED

as Trustee

This INDENTURE dated as of September 10, 2007 is by and among 7 Days Group Holdings Limited, a company incorporated with limited liability in the Cayman Islands (the “Company”), each Guarantor (as defined below), and DB Trustees (Hong Kong) Limited as trustee (the “Trustee”) and the Collateral Agent (the “Collateral Agent”).

The Company has duly authorized the creation and issue of Guaranteed Senior Floating Rate Notes due 2010 (the “Notes”) of the amount and substantially the tenor hereinafter set forth and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes, when duly issued and executed by the Company, and authenticated and delivered hereunder, the valid obligations of the Company, and to make this Indenture a valid and binding agreement of the Company, have been done. The Company, the Guarantor, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes issued under this Indenture:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Account Agreement” means the account management agreement, dated September 10, 2007 among the Company, the Collateral Agent and DB Trustees (Hong Kong) Limited, as Account Manager for the creation and maintenance of the Debt Service Reserve Account.

“Account Charge” means the Charge Over Debt Service Account, dated September 10, 2007 between the Company and the Collateral Agent to create a charge over the Debt Service Reserve Account.

“Additional Amounts” means such additional amounts as required to be paid by the Company in accordance with Section 4.30.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any of its Subsidiaries and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or another Subsidiary of the Company from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of clause (b), such Subsidiary is primarily engaged in a Related Business.

“Adjusted Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent U.S. Federal Reserve Statistical Release H.I5 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 10, 2009; provided, however, that if the period from the redemption date to March 10, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer, or immediate family relative of such officer or director, of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Section 4.14 and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such Beneficial Owner pursuant to the first sentence hereof.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent, Calculation Agent, Custodian or the Collateral Agent, and collectively they are referred to herein as “Agents”.

“Annualized EBITDAR to Interest and Lease Payment Ratio” means, as of any date of determination, the ratio of:

(a) the sum of:

(i) aggregate amount of Annualized Pro Forma EBITDA, and

(ii) Consolidated Rent Expense that was paid in cash during the Company’s most recently completed Fiscal Quarter multiplied by four, to

(b) Interest and Lease Payments of the Fiscal Quarter in which such determination date occurs multiplied by four.

In addition, if since the beginning of the fourth full fiscal quarter so preceding such determination date, the Company or any of its Subsidiaries shall have made any Asset Sale or acquired any material assets or entered into or terminated any lease classified as an operating lease in the consolidated financial statements of the Company and its Subsidiaries, or if the transaction giving rise to the need to calculate the EBITDAR to Interest and Lease Payment Ratio is an Asset Sale or an acquisition of material assets, EBITDAR for such period shall be calculated on a pro forma basis as if such Asset Sale, acquisition or lease commencement or termination occurred on the first day of such period.

“Annualized Leverage Ratio” means, as of any date of determination, the ratio of:

(a) the outstanding Debt of the Company and its Subsidiaries on such date on a consolidated basis, to

(b) the Annualized Pro Forma EBITDA with respect to such date.

“Annualized Pro Forma EBITDA” means, as of any date of determination, the product of Pro Forma EBITDA for the Company’s most recently completed fiscal quarter for which financial statements are available prior to such determination date multiplied by four.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Subsidiary of the Company (other than directors’ qualifying shares), or

(b) any other Property of the Company or any of its Subsidiaries outside of the ordinary course of business of the Company or such Subsidiary,

other than, in the case of clause (a) or (b) above,

(1) any disposition by a Subsidiary of the Company to the Company or by the Company or one of its Subsidiaries to a Wholly Owned Subsidiary,

(2) any disposition that constitutes a Permitted Investment; or

(3) any disposition effected in compliance with the first paragraph of Section 5.01 including, without limitation, any such disposition that is a Block Trade.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

(b) in all other instances, the present value (discounted at the weighted average interest rate implicit in the Sale and Leaseback Transaction, compounded annually in the most recently completed twelve months) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the products of (x) the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by (y) the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition or passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Block Trade” means either (i) the sale, transfer, assignment, conveyance or other disposition, directly or indirectly, of all or substantially all of the assets of the Company, or (ii) any transaction or series of related transactions by any Sponsor or its Affiliates pursuant to which 25% or more of the Ordinary Share Equivalents then held by such Sponsor and its Affiliates is sold or transferred to any Person that is not an Affiliate of the Company or any Sponsor.

“Board of Directors” means (1) except as set out in clause (3), in respect of a corporation, the board of directors of the corporation, or (except if used in the definition of “Change of Control”) any duly authorized committee thereof; (2) except as set out in clause (3), in respect of any other Person, the board or committee of that Person serving an equivalent function; and (3) in the case of each PRC Subsidiary other than the WFOE, one executive director.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Calculation Agent” means initially DB Trustees (Hong Kong) Limited, until a successor replaces DB Trustees (Hong Kong) Limited in accordance with Section 2.03 hereof and thereafter means the successor serving hereunder.

“Capital Expenditures” means, for any period, expenditures by the Company or any of its Subsidiaries for the acquisition or leasing (pursuant to Capital Lease Obligations) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under IFRS on a consolidated balance sheet of the Company and its Subsidiaries.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with IFRS, provided however that for purposes of this Indenture, all leases in respect of hotels shall be treated as an Operating Lease and not a Capital Lease Obligation; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with IFRS; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.11 a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a) Investments in U.S. Government Securities maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-l” (or higher) according to Moody’s or “A-l” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state are pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof; and

(f) time deposit accounts, certificates of deposit and money market deposits with (i) Bank of China, Industrial and Commercial Bank of China, China Construction Bank and China Merchants Bank or (ii) any other bank or trust company organized under the laws of the PRC whose long-term debt is rated as high or higher than any of those banks.

“Change of Control” means the occurrence of any of the following events:

(a) the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all of the Property of the Company and its Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders), shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the Surviving Person, and

(2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Clearstream” means Clearstream Banking S.A., Luxembourg, and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means DB Trustees (Hong Kong) Limited and any successor collateral agent appointed pursuant to the terms of this Indenture.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Common Depositary to Euroclear and Clearstream with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Company” is defined in the preamble.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Company and any of its Subsidiaries or between Subsidiaries of the Company, and

(b) all current maturities of long-term Debt.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Subsidiaries, without duplication,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of fees),

(g) Disqualified Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(h) Preferred Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any of its Subsidiaries, and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Subsidiary of the Company, except that:

(1) subject to the exclusion contained in clause (c) below, equity of the Company and its consolidated Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or any of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to such Subsidiary, to the limitations contained in clause (b) below), and

(2) the equity of the Company and its consolidated Subsidiaries in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(b) any net income (loss) of any Subsidiary of the Company if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusion contained in clause (c) below, the equity of the Company and its consolidated Subsidiaries in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to the Company or another of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary of the Company, to the limitation contained in this clause), and

(2) the equity of the Company and its consolidated Subsidiaries in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles,

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any of its Subsidiaries, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock), and

(g) the effect of any non-cash gain (or loss) as a result of the impairment of goodwill or assets (and related tax effects) as required by IFRS.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with IFRS;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any of its Subsidiaries;

(e) treasury stock; and

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

“Consolidated Net Worth” means the total of the amounts shown on the consolidated balance sheet of the Company and its Subsidiaries as of the end of the most recent Fiscal Quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as:

(a) the par or stated value of all outstanding Capital Stock of the Company, plus

(b) paid-in capital or capital surplus relating to such Capital Stock, plus

(c) any retained earnings or earned surplus, less:

(1) any accumulated deficit, and

(2) any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any of its Subsidiaries, each item to be determined in conformity with IFRS.

“Consolidated Rent Expense” shall mean, for any fiscal period of the Company, total rental expenses paid in cash and which are attributable to Operating Leases of the Company and its Subsidiaries on a consolidated basis.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the date of this Indenture or (b) was nominated for election to the Board of Directors by, or whose election was ratified with the approval of, a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 hereof, or such other address as to which the Trustee may give notice to the Company.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c’) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is contractually responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of Section 4.09 or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Debt Service Reserve Account” means the account of the Company funded from the Issue Date and maintained until payment in full of the Notes to reserve sufficient cash equal to (i) prior to payment of interest in respect of the first Interest Payment Date, an amount equal to the immediately following two scheduled payments of Interest, which shall be deposited by the Company on the Issue Date from the net proceeds from the sale of the Notes and (ii) thereafter an amount equal to the immediately following scheduled payment of Interest, which shall be deposited by the Company not less than 180 days prior to such scheduled payment, which sum shall be used to pay the Interest falling due on the next Interest Payment Date.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Determination Date” means, with respect to any Interest Period, the second London Banking Day preceding the first day of the Interest Period.

“Disqualified Stock” means any Capital Stock of the Company or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary.

“Distribution Compliance Expiration Date” means the 41st day after the after the later of (i) the day on which the Notes were first offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (ii) the Issue Date.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization of intangibles and, without duplication, amortization of capitalized debt issuance costs for such period, and

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

(b) all non-cash items increasing Consolidated Net Income for such period,

provided that (i) if any Subsidiary is not a Wholly Owned Subsidiary, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with IFRS) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Subsidiary multiplied by (B) the percentage ownership interest in the income of such Subsidiary not owned on the last day of such period by the Company or any of its Subsidiaries and (ii) in the case of any PRC CJV, Consolidated EBITDA shall be reduced (to the extent not already reduced in accordance with IFRS) by any payments, distributions or amounts (including the Fair Market Value of any non-cash payments, distributions or amounts) required to be made or paid by such PRC CJV to the PRC CJV Partner, or to which the PRC CJV Partner otherwise has a right or is entitled pursuant to the joint venture agreement governing such PRC CJV.

“Entrusted Loan” means an RMB denominated loan extended by a bank in the PRC to any Subsidiary of the Company in the PRC which is secured by cash or cash Equivalents in foreign currencies equivalent to the RMB denominated loan amount provided by the Company to an offshore branch or entity of such PRC bank.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Event of Default” has the meaning set forth under Section 6.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any Property at the time of determination, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $1 million, by any Officer of the Company, or

(b) if such Property has a Fair Market Value in excess of $1 million, by a majority of the Board of Directors and evidenced by a Board Resolution or an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor if such Property has a Fair Market Value in excess of $10 million, dated within 30 days of the relevant transaction, delivered to the Trustee.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Global Note Legend” means the legend set forth on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Governmental Approval” means any authorization of or by, consent of, approval of, license from, ruling of, permit from, tariff by, rate of, certification by, exemption from, filing with (except any filing relating to the perfection of security interests), variance from, claim of, order from, judgment from, decree of, publication to or by, notice to, declaration of or with or registration by or with any Governmental Authority, whether tacit or express.

“Governmental Authority” means any federal, state, national, provincial, municipal, local, territorial or other government department, ministry (including local counterparts thereof), commission, board, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

“guarantee” means any contractual obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.

“Guarantee” means a Guarantee of the Notes.

“Guarantor” means: (1) each of the Company’s Subsidiaries (other than PRC Subsidiaries) existing as of the date of this Indenture; and (2) each of the Company’s Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Holder” or “holder” means a Person in whose name a Note is registered in the Security Register.

“ICBC Loan” means indebtedness incurred pursuant to that certain agreement dated as of July 27, 2007 for an aggregate principal amount not exceeding RMB30 million.

“IFRS” means International Financial Reporting Standards as in effect on the date hereof. All ratios and computations based on IFRS contained in this Indenture will be computed in conformity with IFRS.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to IFRS or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in IFRS that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.09, amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 8 hereof.

“Independent Financial Advisor” means an investment banking firm of national standing in the United States, or subject to the consent of the holders of a majority in principal amount of Notes then outstanding, in the PRC, or any third party appraiser of national standing in the United States, or subject to the consent of the holders of a majority in principal amount of Notes then outstanding, in the PRC, provided that such firm or appraiser is not an Affiliate of the Company.

“Interest”, when used with reference to the Notes, means any interest payable under the terms of the Notes, including initially a rate of interest equal to LIBOR (as determined by the Calculation Agent from the Issue Date) plus 5.5%, payable semi-annually in arrears.

“Interest and Lease Payments” means, for any period, the sum of (i) Consolidated Interest Expense for such period, and (ii) Consolidated Rent Expense for such period.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include March 10, 2008.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“IPO” means the consummation of the first underwritten public offering of Ordinary Shares of the Company (whether as a primary issuance by the Company or a secondary sale by the shareholders of the Company) that results in a listing of the Ordinary Shares on a stock exchange in Hong Kong, Singapore, the U.S. or any other internationally recognized stock exchange or board located outside of the PRC.

“Issue Date” means September 10, 2007

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York of the United States of America, Hong Kong, the People’s Republic of China, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that is the average of the rates that appear on display page designated as page “LIBOR01” on the Reuter Monitor Money Rates Service and Bloomberg page BBAM 1 as of 11:00 a.m., London time, on the Determination Date, or if only one such rate is available, such rate. If display page designated as page “LIBOR01” on the Reuter Monitor Money Rates Service and Bloomberg page BBAM 1 do not include such a rate or are unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent (after consultation with the Company), to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“LTM EBITDAR to Interest and Lease Payment Ratio” means, as of any date of determination, the ratio of:

(a) the sum of (i) aggregate amount of EBITDA for the most recent four consecutive Fiscal Quarters immediately prior to such determination date and (ii) Consolidated Rent Expense for the most recent four consecutive Fiscal Quarters immediately prior to such determination date, to

(b) Interest and Lease Payments for the most recent four consecutive Fiscal Quarters immediately prior to such determination date.

In addition, if since the beginning of the fourth full fiscal quarter so preceding such determination date, the Company or any of its Subsidiaries shall have made any Asset Sale or acquired any material assets or entered into or terminated any lease classified as an operating lease in the consolidated financial statements of the Company and its Subsidiaries, or if the transaction giving rise to the need to calculate the EBITDAR to Interest and Lease Payment Ratio is an Asset Sale or an acquisition of material assets, EBITDAR for such period shall be calculated on a pro forma basis as if such Asset Sale, acquisition or lease commencement or termination occurred on the first day of such period.

“LTM Leverage Ratio” means the ratio of:

(a) the outstanding Debt of the Company and its Subsidiaries on a consolidated basis, to

(b) the LTM Pro Forma EBITDA.

“LTM Pro Forma EBITDA” means Pro Forma EBITDA for the four most recent consecutive fiscal quarters ending at least 45 days prior to the date of determination for which financial statements are available.

“Make-Whole Amount” in respect of any Note, means all required payments of Interest scheduled to accrue on the Note from the redemption date to March 10, 2009.

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations, financial condition, liabilities or capitalization of the Company and its Subsidiaries taken as a whole, (b) the ability of any Person to perform its payment obligations or any of its material obligations under any of the Security Documents to which such Person is a party, (c) the validity or enforceability of any of the Security Documents, (d) the material rights and remedies of the Trustee or the Collateral Agent under any of the Security Documents or (e) the timely payment of any principal or premium of, or interest on, or performance or compliance with any of the obligations under, any of the Notes or this Indenture.

“Maximum Leverage Ratio” means the LTM Leverage Ratio or the Annualized Leverage Ratio, whichever as at the date of determination has the higher computation of EBITDA.

“Minimum EBITDAR to Interest and Lease Payment Ratio” means the LTM EBITDAR to Interest and Lease Payment Ratio or the Annualized EBITDAR to Interest and Lease Payment Ratio, whichever as at the date of determination has the higher computation of EBITDA.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Non-Recourse Debt” means Debt or that portion of Debt (1) issued to a Person other than the Company or its Subsidiaries and (2) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Investee) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-Recourse Investee” means any Person that is not a Subsidiary of the Company and in which the Company or any of its Subsidiaries has made a Permitted Investment pursuant to clause (d) of the definition of Permitted Investment.

“Note Obligations” means the Notes, the Guarantees and all other obligations of any obligor under this Indenture, the Notes, the Guarantees and the Security Documents.

“Note Pledge Agreement” means certain Pledge and Security Agreement to be dated as of the Closing Date between the Collateral Agent and the Company to pledge the Company’s interest in the WFOE Shareholders Loan.

“Notes” is defined in the preamble.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

“Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

“Offshore Escrow Agreement” means certain escrow agreement dated the date hereof by and among the Company, the Trustee and DB Trustees (Hong Kong) Limited in its capacity as the escrow agent.

“Operating Lease” shall mean a lease under which the aggregate rental payments due during the initial term of the lease are less than the purchase price of the Property leased.

“Opinion of Counsel” means a written opinion, in form and substance reasonably satisfactory to the Trustee, from legal counsel who is acceptable to the Trustee and which meets the requirements of Section 12.04 hereof. The counsel may be an employee of or counsel to the Company.

“Ordinary Share Equivalents” means Ordinary Shares and all Ordinary Shares issuable upon conversion, exercise or exchange of all options, warrants or other securities convertible into or exercisable or exchangeable for (i) Ordinary Shares or (ii) other securities of the Company that are convertible into or exercisable or exchangeable for Ordinary Shares.

“Ordinary Shares” means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Permitted Holders” means Mr. He Boquan and Mr. Zheng Nanyan and their respective estate, spouse, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least 80% of the total voting power of the Voting Stock of such Person.

“Permitted Investment” means any Investment by the Company or any of its Subsidiaries in:

(a) the Company or any of its Subsidiaries engaged in a Related Business,

(b) any Person that will, upon the making of such Investment, become a Subsidiary of the Company, provided that the primary business of such Subsidiary is a Related Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Subsidiary of the Company, provided that such Person’s primary business is a Related Business;

(d) any Investment in a Non-Recourse Investee engaged in a Related Business, provided that all such investments in the aggregate shall not exceed $10 million at any time;

(e) Cash Equivalents;

(f) receivables owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary deems reasonable under the circumstances;

(g) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses under IFRS and that are made in the ordinary course of business;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or one of its Subsidiaries or in satisfaction of judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with any disposition of Property not constituting an Asset Sale; and

(j) Hedging Obligations by the Company or any Guarantor that are otherwise permitted to be incurred under this Indenture, and which were entered into for financial management of interest rates or foreign currency exchange rates and are directly related to transactions entered into by such Person in the ordinary course of its business, and not for speculative purposes.

“Permitted Liens” means:

(a) Liens in favor of the Company or the Guarantors;

(b) Liens securing, or created for the benefit of securing, the Notes and the Guarantees;

(c) Liens to secure Debt permitted to be Incurred under clause (b) or (c) of the second paragraph of Section 4.09;

(d) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with IFRS shall have been made therefor;

(e) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any of its Subsidiaries arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(f) Liens on the Property of the Company or any of its Subsidiaries Incurred in the ordinary course of business to secure performance of obligations with respect to any hotel construction or renovation contract to which the Company or any of its Subsidiaries is a party;

(g) Liens on Property at the time the Company or any of its Subsidiaries acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that any such Lien may not extend to any other Property of the Company or any of its Subsidiaries; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any of its Subsidiaries;

(h) Liens on the Property of a Person at the time such Person becomes a Subsidiary of the Company; provided, however, that any such Lien may not extend to any other Property of the Company or any other Subsidiary of the Company that is not a direct Subsidiary of such Person; provided further, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company;

(i) pledges or deposits by the Company or any of its Subsidiaries under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any of its Subsidiaries is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(j) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(k) Liens existing on the Issue Date not otherwise described in clauses (a) through (j) above;

(1) Liens to secure cash collateral in respect of Hedging Obligations in the ordinary course of business and permitted pursuant to Section 4.09; and

(m) Liens not otherwise permitted by clauses (a) through (1) above encumbering Property having an aggregate Fair Market Value at any one time not in excess of $350,000.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced,

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced, and

(e) the new Debt, the proceeds of which are used to Refinance the Notes or any Debt that is pari passu with or subordinate to the Notes or a Guarantee, shall only be permitted if (A) in case the Notes are refinanced in part or the Debt to be Refinanced is pari passu with the Notes or a Guarantee, such new Debt, by its terms or by terms of any agreement or instrument pursuant to which such new Debt is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or such Guarantee, or (B) in case the Debt to be Refinanced is subordinated in right of payment to the Notes or a Guarantee, such new Debt, by its terms or by the terms of any agreement or instrument to which such new Debt is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or such Guarantee at least to the extent that the Debt to be Refinanced is subordinated to the Notes or the Guarantee;

provided, however, that Permitted Refinancing Debt shall not include the Debt of any Subsidiary that is not a Guarantor, if such Debt is used to Refinance Debt of the Company or a Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PRC” means the People’s Republic of China, exclusive of Taiwan, Macau and Hong Kong.

“PRC CJV” means any future Subsidiary of the Company that is a Sino-foreign cooperative joint venture enterprise with limited liability established in the PRC pursuant to the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures adopted on April 13, 1988 (as most recently amended on October 13,2000) and the Detailed Rules for the Implementation of the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures promulgated on September 4, 1995, as such laws may be amended.

“PRC CJV Partner” means with respect to a PRC CJV, the other party to the joint venture agreement relating to such PRC CJV with the Company or any Subsidiary.

“PRC Subsidiary” means 7 Days Inn (Shenzhen) Co., Ltd., a limited liability company incorporated under the laws of the PRC.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Note.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Company’s Subsidiaries held by Persons other than the Company or any of its Wholly Owned Subsidiaries.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

“Pro Forma EBITDA” means, for any period, the EBITDA of the Company and its consolidated Subsidiaries, after giving effect to the following:

if:

(a) since the beginning of such period, the Company or any of its Subsidiaries shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary of the Company (or any Person that becomes a Subsidiary of the Company) or an acquisition of Property,

(b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition, or

(c) since the beginning of such period any Person (that subsequently became a Subsidiary of the Company or was merged with or into the Company or any of its Subsidiaries since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the actual date of such transaction during such period.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including intellectual property rights and Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or any of its Subsidiaries of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Subsidiary.

“Qualifying IPO” means the consummation of the first underwritten public offering of Ordinary Shares of the Company (whether as a primary issuance by the Company or a secondary sale by the shareholders of the Company) that results in:

(i)	at least 20% of the Company’s issued and outstanding share capital being publicly held by Persons other than any Affiliate of the Company or other Persons who, prior to the date of such public offering, held Ordinary Shares of the Company,

(ii)	the gross proceeds (before deducting underwriting commissions and expenses) of which are not less than $80.0 million, and

(iii)	a listing of the Ordinary Shares on a stock exchange in Hong Kong, Singapore, U.S. or any other internationally recognized stock exchange or board located outside of the PRC.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay (in whole or in part), or to issue other Debt, in exchange or replacement for (in whole or in part), such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Related Business” means the development, lease, operation, franchise and management of non-luxury hotels in the PRC and any supporting and ancillary services directly related thereto.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the definitions of “Annualized EBITDAR to Interest and Lease Payment Ratio” and “LTM EBITDAR to Interest and Lease Payment Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any of its Subsidiaries (including any payment in connection with any merger or consolidation with or into the Company or any of its Subsidiaries), except for any dividend or distribution that is made solely to the Company or any of its Subsidiaries (and, if such Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or any of its Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries (other than from the Company or any of its Subsidiaries) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

“RMB” means the lawful currency of the PRC.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or any of its Subsidiaries transfers such Property to another Person and the Company or any of its Subsidiaries leases it from such Person.

“Secured Party” is defined in Section 10.01.

“Securities Act” means the U.S. Securities Act of 1933, as amended, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Security Documents” means each of the following instruments and documents in favor of the Collateral Agent for the benefit of the holders of the Notes, the Guarantees and all other obligations of any obligor under this Indenture, the Notes, the Guarantees and the Security Documents, whenever incurred, and also for the benefit of the present and future holders of all other Note Obligations and any document perfecting such security interests pursuant to the terms of Article 10 hereof: (i) a first equitable mortgage in respect of shares in the Company, (ii) the WFOE Share Pledge, (iii) WFOE Shareholder Loan Agreement and the Note Pledge Agreement, (iv) the Account Charge and (v) any one or more security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company, any Person beneficially owning Capital Stock issued by the Company, or any other obligor creating a Lien upon Capital Stock issued by the Company or upon property owned or to be acquired by the Company or such other obligor.

“Senior Debt” of the Company means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding) in respect of:

(1) Debt of the Company for borrowed money, and

(2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under this Indenture for the payment of which the Company is responsible or liable;

(b) all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

(c) all obligations of the Company

(1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(2) under Hedging Obligations, or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under this Indenture; and

(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

(A) Debt of the Company that is by its terms subordinate in right of payment to the Notes, including any Subordinated Obligations;

(B) any Debt Incurred in violation of the provisions of this Indenture;

(C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for any national, provincial, local or other taxes owed or owing by the Company;

(E) any obligation of the Company to any of its Subsidiaries; or

(F) any obligations with respect to any Capital Stock of the Company.

To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Debt” of any Guarantor has a correlative meaning.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Sponsor Cure Period” means 15 days starting from (and including) the next day of the end of the cure period stated in Section 6.01.

“Sponsors” shall mean any of (i) Mr. HE Boquan, (ii) Mr. ZHENG Nanyan and (iii) WP RE (Cayman) International Ltd.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subordinated Obligation” means any Debt of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

“Subsidiary,” with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, through one or more intermediaries, by such Person or (ii) any other Person of which a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of Section 5.01, a Person to whom all or substantially all of the Property of the Company or a Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Tax Original Issue Discount” means the amount of ordinary interest income on a Note that must be accrued as original issue discount for United States federal income tax purposes.

“Taxes” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Governmental Authorities.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America are pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Warrant” means the Company’s warrants to purchase Ordinary Shares pursuant to that certain Warrant Agreement dated the date hereof between the Company and DB Trustees (Hong Kong) Limited as warrant agent.

“WFOE” means 7 Days Inn (Shenzhen) Co., Ltd., a wholly foreign-owned limited liability company organized and existing under the laws of the PRC.

“WFOE Share Pledge” means that certain Share Pledge to be entered into by the Guarantor relating to the equity interests owned by the Guarantor in the WFOE.

“WFOE Shareholder Loan Agreement” means certain shareholder loan agreement between the Company and the WFOE substantially the form attached to the Securities Purchase Agreement as Exhibit C-5.

“Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries, provided that Subsidiaries that are PRC CJVs shall not be considered Wholly Owned Subsidiaries.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.14
“Authentication Order”	2.02
“Benefited Party”	9.01
“Change of Control Offer”	4.16
“Event of Default”	6.01
“Future Guarantor”	9.03
“Future Guarantor Pledgor”	10.02
“Guarantor Pledgor”	10.02
“losses”	7.07
“Offer Amount”	3.09
“Offer Period”	3.09
“Offer to Purchase”	3.09
“Paving Agent”	2.03
“Purchase Date”	3.09
“Purchase Price”	3.09
“Registrar”	2.03
“Repurchase Date”	3.10
“Repurchase Notice”	3 10
“Security Register”	2.03
“Secured Party”	10.01

Section 1.03. Rules of Construction.

(a) Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined herein has the meaning assigned to it in accordance with IFRS;

(iii)	“or” is not exclusive;

(iv)	words in the singular include the plural, and in the plural include the singular;

(v)	all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii)	“including” means “including without limitation;”

(viii)	provisions apply to successive events and transactions; and

(ix)	“$” means the lawful currency of the United States of America

(x)	references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time thereunder.

ARTICLE 2.

THE NOTES

Section 2.01. Form and Denomination.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $100,000 and integral multiples thereof. The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes. Notes shall be issued initially in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Registrar, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Book-Entry Provisions. This Section 2.0 l(c) shall apply only to Global Notes deposited with the Common Depositary. Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Common Depositary, and the Common Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Common Depositary and its Participants, the Applicable Procedures or the operation of customary practices of the Common Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

(e) Definitive Notes. The Company shall exchange Global Notes for Definitive Notes if: (1) at any time either Euroclear or Clearstream or any alternative clearing system on behalf of which the Notes evidenced by the Global Note may cease to operate as a clearing system for a continuous period of 14 days (other than reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so, and, in either case, the Company shall not have appointed a successor Common Depositary within 90 days after the Company receives such notice or becomes aware of such ineligibility, or (2) upon written request of a Holder or the Trustee if a Default or Event of Default shall have occurred and be continuing.

Upon the occurrence of any of the events set forth in clauses (1) or (2) above, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver, Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be canceled by the Trustee or an agent of the Company or the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Common Depositary, pursuant to instructions from its Participants or its Applicable Procedures, shall instruct the Trustee or an agent of the Trustee in writing. The Trustee or such agent shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Common Depositary.

Section 2.02. Execution and Authentication.

(a) One Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate (i) one Global Note evidencing Notes for issuance on the Issue Date in the aggregate principal amount not to exceed $80,000,000 and (ii) any other Notes that have been executed by the Company in order to effect any registration of transfer or exchange in accordance with the provisions of Section 2.01 or Section 2.06.

(e) The Trustee and the Registrar shall each have the right to decline to authenticate and deliver any Notes under this Indenture (a) unless and until it receives an Authentication Order from the Company; (b) if the Trustee or Registrar reasonably determines that such action may not lawfully be taken or (c) if the Trustee or Registrar determines that such action would expose to Trustee or Registrar to personal liability, unless indemnity and/or security satisfactory to such Person against such liability is provided to it.

(f) The Trustee may appoint an authenticating agent (the “Authenticating Agent”) acceptable to the Company to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent and any such agent shall have the benefit of all rights and indemnities available to the Trustee in respect of the authentication of Notes hereunder. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company. The initial Authenticating Agent shall be Deutsche Bank AG, Hong Kong Branch.

Section 2.03. Registrar and Paying Agent and Calculation Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange. The Company will appoint a Calculation Agent for the purpose of calculating the rate of interest from time to time applicable to the Notes. The Calculation Agent shall in this regard perform the duties expressed to be performed by it in paragraph (1) of the Notes. The Company may appoint one or more co-registrars, one or more additional paying agents and one or more calculation agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Calculation Agent” includes any additional calculation agent. The Company may change any Paying Agent, Registrar or Calculation Agent without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent or Calculation Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints Deutsche Bank AG, London Branch to act as Common Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

Section 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall promptly notify the Trustee in writing of any default by the Company in making any such payment.

While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(h) and (i) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

(a) As provided herein, interests in a Global Note will be exchanged, upon 45 days’ notice by a holder of an interest in such Global Note for Definitive Notes. Each Global Note shall be deposited with the Common Depositary, which shall hold such Global Note in safe custody for the account of Euroclear and/or Clearstream and instruct Euroclear or Clearstream or both of them, as the case may be, to credit the principal amounts of the Notes represented by such Global Note to the holder’s distribution account with Euroclear or Clearstream. Each relevant Global Note shall be exchangeable in whole or from time to time in part for an interest, equal to the principal amount of the part of such Global Note being exchanged, for Definitive Notes in the same principal amount, upon request of Euroclear or Clearstream to the Registrar, but only upon delivery by Euroclear or Clearstream, acting on behalf of the beneficial owners of such interests, to the Registrar at its principal office in Hong Kong, of certificates substantially in the form of Exhibit C hereto. The delivery to the Registrar of any certificate in the form referred to above may be relied upon by the Company, the Trustee and the Registrar as conclusive evidence that related certificates have been delivered to Euroclear or Clearstream as contemplated by the terms of this Section 2.06.

(b) In accordance with the terms of a Global Note and this Indenture, the Registrar shall deliver at the cost of the Company, upon not less than 45 days’ notice to the Registrar by Euroclear or Clearstream, the relevant Definitive Notes in exchange for interests in such Global Note. For this purpose, the Registrar is authorized and it shall, upon receipt of an Authentication Order, (A) authenticate each such Definitive Note and (B) deliver each such Definitive Note to or to the order of Euroclear or Clearstream, in exchange for interests in such Global Note. The Registrar shall promptly notify the Company upon receipt of a request for issue of Definitive Notes the aggregate principal amount of the relevant Global Note to be exchanged in connection therewith. The Company undertakes to deliver to, or to the order of, the Registrar sufficient numbers of duly executed Definitive Notes to enable the Registrar to comply with its obligations under this Section 2.06(b). Such exchange shall be made free of charge to the holder and the beneficial owners of the relevant Global Note and to the holders of the Definitive Notes issued in exchange as provided above, except that (i) the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and (ii) a Person receiving Definitive Notes must bear the cost of insurance, postage, transportation and the like in the event that such Person does not receive such Definitive Notes in person at the offices of a Registrar. Notwithstanding the above, interests in a Global Note shall be exchangeable in whole (but not in part) at the cost of the Company for Definitive Notes under the conditions described in Section 2.01(e).

(c) Upon any exchange of an interest in a Global Note for Definitive Notes, the relevant Global Note shall be endorsed by the Trustee or the Registrar to reflect the reduction of its principal amount by the aggregate principal amount so exchanged. Until exchanged in full, the holder of any interest in any Global Note shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes authenticated and delivered hereunder. Once exchanged in full, a Global Note shall be canceled and disposed of by the Trustee in accordance with its customary procedures and a certificate of disposition will be sent to the Company upon the Company’s written request.

(d) The Trustee or the Registrar shall cause all Global Notes and Definitive Notes delivered to it and held by it hereunder to be maintained in safe custody in accordance with this Section 2.06.

(e) The Security Register shall be in written form in the English language and shall include a record of the certificate number of each Note of a particular maturity that has been issued, and shall show the amount of such Notes, the date of issue, all subsequent transfers and changes in ownership in respect thereof and the names, tax identifying numbers (if relevant to a specific holder), addresses of the holders of the Notes and any payment instructions with respect thereto (if different from a holder’s registered address).

(f) The Registrar shall at all reasonable times during office hours make the Securities Register with respect to Notes of a particular maturity available to the Trustee, any Agent, the Company and the holders of such Notes or any person authorized by the Company in writing for inspection and for taking of copies thereof or extracts therefrom, and at the expense of the Company, the Registrar shall deliver to such persons all lists of holders of such Notes, their addresses, amounts of such holdings and other details as they may request.

(g) the Registrar shall handle all requests for the registration of transfer of Notes and receive certificates for the Notes deposited with the Agent for transfer or exchange, and in doing so, shall ensure that every Note presented or surrendered for registration of transfer or exchange (if so required by the Company, the Trustee, the Paying Agent or the Registrar) be

duly endorsed by, or be accompanied by a written instrument of transfer (in form satisfactory to the Company and the Registrar) duly executed by the holder thereof or by such holder’s attorney duly authorized in writing.

(h) Prior to the Distribution Compliance Expiration Date, no beneficial interest in a Global Note may be transferred to any U.S. person (as defined in Regulation S under the Securities Act) or to any Person inside the United States as evidenced by a certification in the form of Exhibit C hereto received by the Registrar. Unless determined otherwise by the Company in accordance with applicable law, in the event prior to the Distribution Compliance Expiration Date a Definitive Note is issued in exchange for a beneficial interest in a Global Note, such Definitive Note shall bear the Regulation S Legend shown on the form of Note attached hereto as Exhibit A. On and after the Distribution Compliance Expiration Date, no such certification shall be required with respect to such transfers and the Trustee is hereby authorized to remove such Regulation S Legend from the applicable Notes.

(i) The Trustee and the Registrar shall be entitled to treat a facsimile communication from a person purporting to be (and who the Trustee or the Registrar believes in good faith to be) the authorized representative of the Company, named in a list furnished to the Trustee and the Registrar from time to time, as sufficient instructions and authority of the Company for the Trustee and the Registrar to act in accordance with this Section 2.06.

(j) Title to the Definitive Notes shall pass by delivery, but only upon recordation of the transferee’s ownership in the Security Register. However, title to Notes issued in the form of Global Notes held through Euroclear and Clearstream shall be transferable only in accordance with the rules and procedures of Euroclear and Clearstream, as appropriate.

(k) Notwithstanding anything herein to the contrary, as to any certificates and/or certifications delivered to the Trustee or Registrar pursuant to this Section 2.06, the Trustee and Registrar’s duties shall be limited to confirming that any such certifications and certificates are in the form of Exhibit C attached hereto. Neither the Trustee nor the Registrar shall be responsible for confirming the truth or accuracy of the representations made in any such certifications or certificates.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee or the Company, as applicable, to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement. If required by the Company, such Holder shall reimburse the Company for its reasonable expenses in connection with such replacement.

Every replacement Note issued in accordance with this Section shall be the valid obligation of the Company, evidencing the same debt as the mutilated, destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee or the Registrar, as the case may be, except for those canceled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a protected purchaser (as defined in the New York Uniform Commercial Code).

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, a Purchase Date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes for which the Trustee has received an Officers’ Certificate from the Company or an Affiliate of the Company evidencing such ownership shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes. Such temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable.

After preparation of Definitive Notes, the temporary Note will be exchangeable for Definitive Notes upon surrender of the temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon sole direction of the Company, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Company, the Company directs them to be returned to it. Certification of the destruction of all canceled Notes shall be delivered to the Company from time to time upon the Company’s written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Payment of Interest; Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. Within 15 days from the related Interest Payment Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related Interest Payment Date and the amount of such interest to be paid.

Section 2.13. ISIN Number and Common Code.

The Company in issuing the Notes may use “ISIN” number or “Common Code” (if then generally in use), and, if so, the Trustee shall use “ISIN” number or “Common Code” in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such number or code either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such number or code. The Company shall promptly notify the Trustee of any change in the “ISIN” number or “Common Code”.

Section 2.14. Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be 15 days prior to the date of such vote, consent or action.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 45 days but not more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officers’ Certificate setting forth (a) the applicable Section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $100,000 or integral multiples thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $100,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

At least 20 days but not more than 60 days prior to a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Security Register, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge pursuant to Article 11 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the applicable Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness of the ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 35 days (or such shorter period allowed by the Trustee), prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05. Deposit of Redemption Price.

On or prior to 11:00 a.m. Hong Kong time on the Business Day prior to any redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date. The Paying Agent shall promptly, and in any event within two (2) Business Days after the redemption date, return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption in accordance with Section 2.08(d) hereof, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption at the Option of the Company.

(a) At any time before the occurrence of an IPO, the Company may redeem all or any part of the Notes, at any time and from time to time after giving the notice required pursuant to Section 3.03 hereof, at the redemption price of 109% (expressed as a percentage of principal amount), plus (i) if redeemed by the Company on or before March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), plus the Make-Whole Amount, or (ii) if redeemed by the Company after March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) Except as provided in this Section 3.07, the Notes shall not be redeemable at the option of the Company.

(c) Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption.

The Company agrees that on or before the expiration of 60 days after the completion of a an IPO, the Company will prepay and there shall become due and payable the entire principal amount (or such lesser principal amount as shall then be outstanding) in respect of the aggregate principal Debt evidenced by the Notes at a purchase price in cash equal to 100% of the principal amount of Notes then outstanding plus accrued and unpaid interest to but excluding the date of redemption.

In the case of prepayment of Notes pursuant to this Section, the principal amount of each Note shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Any prepayment pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.03 through 3.05 hereof.

Section 3.09. Offer To Purchase.

(a) In the event that, pursuant to Section 4.16 hereof, the Company shall be required to commence a Change of Control Offer (each, an “Offer to Purchase”), it shall follow the procedures specified below.

(b) The Company shall commence the Offer to Purchase by sending, by first-class mail, with a copy to the Trustee, to each Holder at such Holder’s address appearing in the Security Register, a notice the terms of which shall govern the Offer to Purchase stating:

(i)	that the Offer to Purchase is being made pursuant to this Section 3.09 and Section 4.16, and that a Change of Control has occurred, the circumstances and relevant facts regarding the Change of Control and that a Change of Control Offer is being made pursuant to Section 4.16;

(ii)	the principal amount of Notes required to be purchased pursuant to Section 4.16, as the case may be (the “Offer Amount”), the purchase price set forth in Section 4.16 (the “Purchase Price”), the Offer Period and the Purchase Date (each as defined below);

(iii)	except as provided in clause (ix), that all Notes timely tendered and not withdrawn shall be accepted for payment;

(iv)	that any Note not tendered or accepted for payment shall continue to accrue interest;

(v)	that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(vi)	that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased in integral multiples of $100,000 only;

(vii)	that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Common Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice before the close of business on the third Business Day before the Purchase Date;

(viii)	that Holders shall be entitled to withdraw their election if the Company, the Common Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the third Business Day before the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(ix)	that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(x)	any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c) The Offer to Purchase shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days (and in any event no later than the 60th day following the date of the Change of Control) after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Company shall publicly announce the results of the Offer to Purchase on the Purchase Date.

(d) On or prior to the Purchase Date, the Company shall, to the extent lawful:

(i)	accept for payment from each tendering Holder, the Offer Amount of Notes or portions of Notes properly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered;

(ii)	deposit with the Paying Agent funds in an amount equal to the Purchase Price in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section.

(e) The Paying Agent (or the Company, if acting as the Paying Agent) shall promptly (but in the case of a Change of Control, not later than 60 days from the date of the Change of Control) deliver to each tendering Holder the Purchase Price. In the event that any portion of the Notes surrendered is not purchased by the Company, the Company shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of $100,000 or an integral multiple thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(f) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

(g) Other than as specifically provided in this Section, any purchase pursuant to this Section shall be made in accordance with the provisions of Section 3.01 through 3.06 hereof.

Section 3.10. Repurchase of Notes by the Company at the Option of the Holder.

If at any time prior to a Qualifying IPO there shall occur a Block Trade which does not constitute a Change of Control, then each Noteholder shall have the right at such holder’s option but not the obligation to require the Company to repurchase all of such holder’s Notes, or any portion thereof that is an integral multiple of $100,000 principal amount, on the date (the “Repurchase Date”) specified by the Company that is not less than twenty (20) Business Days and not more than thirty-five (35) Business Days after the date of the Repurchase Notice (as defined below) at a cash repurchase price equal to (x) 115% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased, to the Purchase Date for each Note that such holder also tenders with a number of Warrants that is equal to the number of Warrants with such Note on the Issue Date or (y) otherwise at 109% of the then outstanding principal amount of the Notes, plus in each case (i) if redeemed by the Company on or before March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), plus the Make-Whole Amount, or (ii) if redeemed by the Company after March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date); and provided further that no Notes may be repurchased by the Company pursuant to this Section if the principal amount of any Notes has been accelerated and such acceleration has not been rescinded on or prior to the Repurchase Date. Repurchases of Notes under this Section shall be made, at the option of the holder thereof, upon:

(a) delivery to the Trustee (or other paying agent appointed by the Company) by a holder of a duly completed notice (the “Repurchase Notice”) in the form set forth on the reverse of the Note during the period beginning at any time from the opening of business on the date that is 10 Business Days after completion of the Block Trade until the close of business on the date that is 20 Business Days after completion of the Block Trade; and

(b) delivery or book entry transfer of such Notes to the Trustee (or other paying agent appointed by the Company) at any time after delivery of the Repurchase Notice (together with all necessary endorsements) at the Corporate Trust Office of the Trustee or any other office of the Trustee (or other paying agent appointed by the Company) in Hong Kong as provided in Section 4.02, such delivery being a condition to receipt by the holder of the repurchase price therefor; provided that such repurchase price shall be so paid pursuant to this Section only if the Note so delivered to the Trustee (or other paying agent appointed by the Company) shall conform in all respects to the description thereof in the related Repurchase Notice.

The Company shall purchase from the holder thereof, pursuant to this Section, a portion of a Note, only if the principal amount of such portion is $100,000 or a whole multiple of $100,000. Provisions of this Indenture that apply to the purchase of all of a Note also apply to the purchase of such portion of such Note.

Any purchase by the Company contemplated pursuant to the provisions of this Section shall be consummated by the delivery of the consideration to be received by the holder promptly following the later of the Repurchase Date and the time of the book entry transfer or delivery of the Note.

Notwithstanding anything herein to the contrary, any holder delivering to the Trustee (or other paying agent appointed by the Company) a Repurchase Notice contemplated by this Section shall have the right to withdraw such Repurchase Notice at any time prior to the close of business on the third Business Day immediately preceding the Repurchase Date by delivery of a written notice of withdrawal to the Trustee (or other paying agent appointed by the Company) in accordance with Section 3.12. The Company is not obligated under this Section to repurchase Notes listed in such written notice of withdrawal.

The Trustee (or other paying agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

Section 3.11. Tax Redemption.

(a) The Notes may be redeemed, at the option of the Company or a Surviving Person with respect to the Company, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders and upon reasonable written notice in advance of such notice to Holders to the Trustee (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company or the Surviving Person, as the case may be, for redemption (the “Tax Redemption Date”) if, as a result of:

(i)	any change in, or amendment to, laws (or any regulations or rulings promulgated thereunder) of the Cayman Islands, the PRC or such other jurisdiction in which the Company or the Guarantor is then organized, as the case may be, affecting taxation; or

(ii)	any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after (i) with respect to the Company or any Guarantor, the Issue Date, or (ii) with respect to any Future Guarantor or Surviving Person, the date such Future Guarantor or Surviving Person becomes a Future Guarantor or Surviving Person, with respect to any payment due or to become due under the Notes, any Guarantee, or this Indenture, the Company, a Surviving Person or a Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Company, a Surviving Person or a Guarantor, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company, a Surviving Person or a Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

(b) Prior to the mailing of any notice of redemption for Notes pursuant to the foregoing, the Company, a Surviving Person or a Guarantor, as the case may be, will deliver to the Trustee:

(i)	an Officers’ Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Company, a Surviving Person or a Guarantor, as the case may be, taking reasonable measures available to it; and

(ii)	an Opinion of Counsel or a written opinion of a tax consultant who is acceptable to the Trustee, either of recognized standing, in form and substance satisfactory to the Trustee, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee shall accept and be permitted to rely on such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

(c) Any Notes that are redeemed will be canceled.

Section 3.12. Effect of Repurchase Notice.

Upon receipt by the Paying Agent of the Repurchase Notice specified in Section 3.10, the holder of the Note in respect of which such Repurchase Notice was given shall (unless such Repurchase Notice is validly withdrawn) thereafter be entitled to receive solely the repurchase price with respect to such Note. Such repurchase price shall be paid to such holder, subject to receipt of funds or Notes by the Paying Agent, promptly following the later of (x) the Repurchase Date with respect to such Note (provided the holder has satisfied the conditions in Section 3.10) and (y) the time of delivery of such Note to the Paying Agent by the holder thereof in the manner required by Section 3.10.

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent in accordance with the Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Repurchase Date, specifying:

(a) the certificate number, if any, of the Note in respect of which such notice of withdrawal is being submitted, or the appropriate Common Depositary information if the Note in respect of which such notice of withdrawal is being submitted is represented by a Global Note,

(b) the principal amount of the Note with respect to which such notice of withdrawal is being submitted, and

(c) the principal amount, if any, of such Note which remains subject to the original Repurchase Notice and which has been or will be delivered for repurchase by the Company.

Section 3.13. Deposit of Repurchase Price.

(a) Prior to 11:00 a.m. (Hong Kong Time) on the Business Day prior to the Repurchase Date, the Company shall deposit with the Paying Agent or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the paying agent, shall segregate and hold in trust as provided in Section 4.01, an amount of cash (in immediately available funds if deposited on such Business Day), sufficient to pay the aggregate repurchase price of all the Notes or portions thereof that are to be purchased as of the Repurchase Date.

(b) If the Paying Agent, or the Company or a Subsidiary or Affiliate of either of them, if such entity is acting as the paying agent, holds cash sufficient to pay the aggregate repurchase price of all such Notes, or portions thereof that are to be repurchased as of the Repurchase Date, on or after the Repurchase Date (i) such Notes will cease to be outstanding, (ii) interest on such Notes will cease to accrue, and (iii) all other rights of the holders of such Notes will terminate, whether or not book entry transfer of such Notes has been made or such Notes have been delivered to the Trustee or paying agent, other than the right to receive the repurchase price upon delivery of such Notes.

Section 3.14. Notes Repurchased in Part.

Upon presentation of any Note repurchased pursuant to Section 3.10 only in part, the Company shall execute and the Trustee upon receipt of an Authentication Order shall authenticate and make available for delivery to the holder thereof, at the expense of the Company, a new Note or Notes, of any authorized denomination, in aggregate principal amount equal to the unrepurchased portion of the Notes presented.

Section 3.15. Repayment to the Company.

The Paying Agent shall return to the Company any cash or money that remains unclaimed as provided in Section 11.03, together with interest, if any, thereon, held by them for the payment of the repurchase price pursuant to Section 3.10: provided that to the extent that the aggregate amount of cash or money deposited by the Company pursuant to Section 3.12 exceeds the aggregate repurchase price of the Notes or portions thereof which the Company is obligated to purchase as of the Repurchase Date, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Repurchase Date, the Paying Agent shall return any such excess to the Company together with interest, if any, thereon.

ARTICLE 4.

COVENANTS

Section 4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the due dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Hong Kong Time on the Business Day prior to the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Company promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 5% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

Section 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain in Hong Kong, an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03. Reports.

(a) So long as any of the Notes remain outstanding and prior to a Qualifying IPO, the Company shall use its commercially reasonable efforts to furnish to the Trustee for further delivery to the Holders all of the following:

(i)	as soon as they are available but in any event within 90 calendar days after the end of the fiscal year of the Company, copies of its financial statements (on a consolidated basis) in respect of such fiscal year (including a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally-recognized firm of independent accountants in accordance with IFRS, together with an unqualified audit report in respect thereof;

(ii)	As soon as they are available, but in any event within 45 calendar days after the end of each of the first, second and third Fiscal Quarters of the Company, copies of its unaudited financial statements (on a consolidated basis) in respect of the respective period (including a statement of income, balance sheet and cash flow statement) prepared on a basis consistent with the audited financial statements of the Company; provided that the financial statements delivered after the end of the second Fiscal Quarter shall cover the six-month period then ended; and

(iii)	Subject to any securities laws and regulations and rules of stock exchanges, all public filings with the relevant trading market and regulatory authorities in connection with the Qualifying IPO and thereafter.

(b) So long as any of the Notes remains outstanding, the Company will provide to the Trustee (i) within 45 calendar days after the end of each of the first, second and third Fiscal Quarter of the Company, and within 90 calendar days after the close of the Company’s fiscal year (which is ended December 31), an Officers’ Certificate stating the Annualized Leverage Ratio, the LTM Leverage Ratio, the Annualized EBITDAR to Interest and Lease Payment Ratio, the LTM EBITDAR to Interest and Lease Payment Ratio, the number of hotels in operation, the Consolidated Net Worth and other operational or financial ratios or amounts as required under this Indenture, each as of the end of the fiscal quarter or year, as the case may be, and showing in reasonable detail the calculation of such ratios and amounts, including the arithmetic computations of each component of such ratios and amounts; provided that such ratios shall be calculated and reported only from the calculation of the fiscal year ending December 31, 2008; (ii) as soon as possible and in any event within 14 days after the Company becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action that the Company proposes to take with respect thereto, with a copy to the Sponsors; and (iii) no later than 15 days following the end of each month, a monthly report in the form set forth in Exhibit B to the Offshore Escrow Agreement.

After a Qualifying IPO, the Company shall use its commercially reasonable efforts to furnish to the Trustee for and on behalf of the Holders of the Notes all financial statements provided to shareholders as and when they are provided and all public filings with the relevant trading market and regulatory authorities.

(c) For as long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Company is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Company shall supply (i) to any Holder or Beneficial Owner of a Note or (ii) upon their request to a prospective purchaser of a Note or beneficial interest therein designated by such holder or owner, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act.

The Company shall notify the Trustee in writing within five (5) Business Days prior to filing a registration statement or other filing with any stock exchange for a Qualifying IPO, and shall notify the Trustee of the consummation of the Qualifying IPO on the date that of consummation thereof.

Delivery of any such information to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company or any Guarantor’s compliance with any of its or their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04. Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, or thereafter within 20 days after the request therefor from the Trustee, an Officers’ Certificate stating that a review of the activities of the Company, the Guarantors and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings, and for which appropriate reserves have been provided in accordance with IFRS, or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or any Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Corporate Existence.

Subject to Section 5.01 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.08. Hedging.

The Company shall, as soon as reasonably practicable (but in any event within 5 days after the Issue Date), purchase and shall thereafter maintain throughout the term of the Notes an interest rate cap agreement with respect to the Notes with Deutsche Bank AG, Hong Kong Branch, in a notional amount not less than the outstanding principal balance of the Notes, capping the LIBOR at 50 bps in excess of LIBOR on the Issue Date.

If no Qualifying IPO has occurred prior to December 31, 2008, then on or before January 12, 2009, the Company shall enter into, and maintain throughout the remaining term of the Notes, a currency hedging transaction on the terms acceptable to Holders holding no less than 66.7% of the aggregate principal amount of the Notes then outstanding to hedge the currency exchange risk from the depreciation of RMB in a notional amount not less than the then outstanding principal balance of the Notes.

Section 4.09. Incurrence of Additional Debt.

The Company shall not, and shall not permit any of its Subsidiaries to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and such Debt is Permitted Debt provided, however, that on or after January 1, 2009 the Company and its Subsidiaries may Incur Debt if, after giving effect to the incurrence of such Debt, (x) the Maximum Leverage Ratio for which financial statements are available immediately preceding the date on which such Debt is Incurred would have not been greater than 3.0 to 1.0 and (y) if the Minimum EBITDAR to Interest and Lease Payment Ratio for which financial statements are available immediately preceding the date on which such Debt is Incurred would have been at least 1.5 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Debt had been Incurred at the beginning of such four quarter.

The term “Permitted Debt” is defined to include the following:

(a) (i) Debt of the Company evidenced by the Notes and (ii) Debt of the Guarantors evidenced by Guarantees relating to the Notes;

(b) Debt of the Company’s Subsidiaries in the PRC with respect to an Entrusted Loan;

(c) Debt in an aggregate principal amount at any one time, together with the ICBC Loan, not exceeding $25.0 million;

(d) Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of any Subsidiary of the Company owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e) Debt of any Subsidiary of the Company outstanding on the date on which such Subsidiary is acquired by the Company or otherwise becomes a Subsidiary of the Company (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), (or at any time prior to March 9, 2009, Debt of any other Person that the Company merge, consolidate or amalgamate with or into), provided that at the time such Subsidiary is acquired by the Company (or otherwise becomes a Subsidiary of the Company or such other Person is merged, consolidated or amalgamated with or into the Company, as the case may be), and after giving effect to the Incurrence of such Debt, the Company would have been in compliance with the Maximum Leverage Ratio and the Minimum EBITDAR to Interest and Lease Payment Ratio if such transaction occurs prior to March 9, 2009, or at any time after March 9, 2009, the Company would have been able to Incur $1.00 of additional Debt pursuant to the ratio tests in the first paragraph of this Section 4.09;

(f) Debt under Interest Rate Agreements entered into by the Company or a Guarantor for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Guarantor and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this Section;

(g) Debt under Currency Exchange Protection Agreements entered into by the Company or any of its Subsidiaries for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Subsidiary in the ordinary course of business and not for speculative purposes;

(h) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Guarantor in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(i) Debt of the Company or any of its Subsidiaries outstanding on the Issue Date not otherwise described in clauses (a) through (h) above;

(j) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clauses (a), (c), (e) or (i) above (other than in the case of (j), the ICBC Loan); and

(k) Debt owed to any of the Sponsors that is expressly subordinated in right and priority of payment to the prior payment in full in cash of the Notes and has a Stated Maturity falling after the first anniversary of payment in full in cash of the Notes.

Notwithstanding anything to the contrary contained in this Section,

(a) the Company shall not, and shall not permit any Guarantor to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes or the applicable Subsidiary Guarantee, as the case may be, to at least the same extent as such Subordinated Debt;

(b) the Company shall not permit any of its Subsidiaries that is not a Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Guarantor; and

(c) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this Section.

For purposes of determining compliance with this Section, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (i) above or is entitled to be incurred pursuant to the ratio tests in the proviso in the first paragraph of this Section 4.09, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this Section.

Section 4.10. Restricted Payments.

The Company shall not make, and shall not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment.

Section 4.11. Limitation on Liens.

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, Incur, assume or permit to exist any Lien on the Collateral (other than Liens incurred pursuant to or permitted by the Security Documents).

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of any of its Subsidiaries), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom.

Section 4.12. Asset Sales.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale, provided that the Company or any of its Subsidiaries may consummate Asset Sales to dispose of equity interests in the Company’s Subsidiaries if

(a) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale,

(b) at least 75% of the consideration paid to the Company or such Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of the Company or any Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or the applicable Guarantee) as a result of which the Company and the Subsidiaries are no longer obligated with respect to such liabilities,

(c) the aggregate number of hotels disposed of in respect of such Asset Sales since the Issue Date shall not in the aggregate exceed 10 hotels at the date of such Asset Sale, and

(d) the Company delivers an Officers’ Certificate to the Trustee certifying that such Asset Sales complies with the foregoing clauses (a), (b) and (c).

Section 4.13. Restrictions on Distributions from Subsidiaries.

The Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of its Subsidiaries to:

(a)	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock owned by, or pay any Debt or other obligation owed, to, the Company or any other Subsidiary of the Company,

(b)	make any loans or advances to the Company or any other Subsidiary of the Company, or

(c)	transfer any of its Property to the Company or any other Subsidiary of the Company.

The foregoing limitations will not apply:

(1)	with respect to clauses (a), (b) and (c), to restrictions:

(A)	in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes and this Indenture and the Security Documents),

(B)	relating to Debt of any Subsidiary of the Company and existing at the time it became a Subsidiary of the Company if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company,

(C)	that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restrictions are not less favorable to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, or

(D)	existing under or by reason of applicable law, rule, regulation or order, and

(2)	with respect to clause (c) only, to restrictions:

(A)	relating to Debt that is permitted to be Incurred and secured without also securing the Notes or the applicable Subsidiary Guarantee pursuant to Section 4.09 and Section 4.11 that limit the right of the debtor to dispose of the Property securing such Debt,

(B)	encumbering Property at the time such Property was acquired by the Company or any of its Subsidiaries, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

(C)	resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

(D)	customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale,

(E)	contained in any stockholders, joint venture or similar agreement, so long as such encumbrance or restriction is not materially more disadvantageous to the Holders than the encumbrances and restrictions contained in comparable agreements entered into by the Company or any of its Subsidiaries, or

(F)	restrictions on cash or other deposits imposed by the lessors under the lease contracts for the Company or its Subsidiaries’ hotel operations.

Section 4.14. Affiliate Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1)	set forth in writing,

(2)	in the best interest of the Company or such Subsidiary, as the case may be as determined by the majority of the disinterested directors of the board of directors of such entity, and

(3)	no less favorable to the Company or such Subsidiary as determined by the majority of the disinterested directors of the board of directors of such entity, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $500,000, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $10 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and its Subsidiaries.

Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Subsidiary is owned by an Affiliate of the Company (other than any Subsidiary of the Company);

(b) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries and the payment of customary indemnification, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(c) any issuance of Ordinary Share Equivalents (other than Disqualified Stock) of the Company to Affiliates of the Company if otherwise permitted by this Indenture, and

(d) that certain loan agreement between the Company and WP RE (Cayman) International Ltd. dated July 19, 2007 in the amount of $10 million, and any modifications (except for an increase in principal amount thereunder), extensions or renewals thereto that are no less favorable to the Company or any of its Subsidiaries than such agreement as in effect on the Issue Date.

Section 4.15. Issuance or Sale of Capital Stock of Subsidiaries.

The Company shall not:

(a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of any of its Subsidiaries, or

(b) permit any Subsidiary of the Company to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either (a) or (b):

(1)	directors’ qualifying shares, or

(2)	to the Company or a Wholly Owned Subsidiary.

Section 4.16. Repurchase at the Option of Holders Following a Change of Control.

(a) Upon the occurrence of a Change of Control prior to a Qualifying IPO, the Company shall, within 7 days thereafter notify the Trustee and the Holders of such Change of Control, and within 30 days of a Change of Control, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.09. Each Holder shall have the right but not the obligation to accept such offer and require the Company to repurchase all or any portion (equal to $100,000 or an integral multiple of $100,000) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash (the “Change of Control Amount”), equal to (x) 115% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased, to the Purchase Date for each Note that such holder also tenders with a number of Warrants that is equal to the number of Warrants with such Note on the Issue Date or (y) otherwise at 109% of the then outstanding principal amount of the Notes, plus (i) if redeemed by the Company on or before March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), plus the Make-Whole Amount, or (ii) if redeemed by the Company after March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(b) The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Section 4.17. Future Guarantors.

The Company shall cause each Person that becomes a Subsidiary of the Company following the Issue Date to execute and deliver to the Trustee a Subsidiary Guarantee at the time such Person becomes a Subsidiary of the Company, provided that any such Subsidiary that is domiciled in the PRC shall not be required to execute a Subsidiary Guarantee unless after the Issue Date a change in law or interpretation of law in the PRC allows a company domiciled in the PRC to provide a guarantee of Debt without approval by any governmental body in the PRC.

Section 4.18. Business Activities.

The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than a Related Business.

Section 4.19. Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property.

Section 4.20. Impairment of Security Interest.

Except for Liens arising by operation of law as permitted under the relevant Security Documents, the Company shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action that might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Notes, and the Company shall not, and shall not permit any of its Subsidiaries to, grant to any Person other than the Collateral Agent, for the benefit of the Trustee and the holders of the Notes and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral.

Section 4.21. Amendments to Security Documents.

The Company shall not, and shall not permit any of its Subsidiaries to, amend, waive or otherwise modify, or permit or consent to any amendment, waiver or other modification, the Security Documents in any way that would be adverse to the holders of the Notes.

Section 4.22. Use of Proceeds.

The Company will not use the net proceeds from the sale of the Notes, in any amount, for any purpose other than for (i) Capital Expenditures and related transaction cost and expenses, (ii) payment of interest payable under the Notes according to the Account Management Agreement and fees payable with respect to the issuance of the Notes, (iii) repayment of short term loan extended to the Company by WP RE (Cayman) International Ltd. dated July 19, 2007 in the amount of US$10 million and the interest thereunder, (iv) any fees and expenses payable in connection with the issuance of the Notes, and (v) general working capital, and pending the application of all of such net proceeds in such manner, to invest the portion of such net proceeds not yet so applied in Cash Equivalents. Following the application of net proceeds in such manner, any remaining net proceeds may be applied for general corporate purposes not otherwise prohibited by the terms of this Indenture, including without limitation the repayment of the Permitted Debt provided in Section 4.09(b) and the interest thereunder.

Section 4.23. Maintenance of Insurance.

The Company shall, and shall cause its Subsidiaries to, maintain insurance policies covering such risks, in such amounts and with such terms as are normally carried by similar companies engaged in a similar business to the Related Business in the PRC.

Section 4.24. Government Approvals and Licenses; Compliance with Law.

The Company shall, and shall cause its Subsidiaries to, (a) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in a Related Business, (b) preserve and maintain good and valid title to its properties and assets (including land-use rights) free and clear of any Liens other than Permitted Liens and (c) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply would reasonably be expected to have a Material Adverse Effect.

Section 4.25. Operational Covenants.

As of December 31 of each year indicated in the table below, the Company shall have in operation and under its management additional number of hotels corresponding to such year in the following table, as compared to the number of hotels in operation in the prior year:

	2007	2008	2009	2010
Minimum Number of Hotels to Start	55	65	70	70

Section 4.26. Financial Covenants.

The Company shall maintain the following financial covenants as of the last day of each Fiscal Quarter at the ratio set forth below:

(a) Maximum Leverage Ratio of not greater than 3.5 on the last day of the fourth Fiscal Quarter of 2008 and thereafter, provided however that if the Company Incurs Debt after January 1, 2009 by meeting the financial ratios set forth in the first paragraph of Section 4.09, the Maximum Leverage Ratio shall be reduced to 3.0 until such Debt has been repaid in full, and

(b) Minimum EBITDAR to Interest and Lease Payment Ratio of not less than 1.20 from the last day of the fourth Fiscal Quarter of 2008 to the last day of the third Fiscal Quarter of 2009, and not less than 1.35 on the last day of the fourth Fiscal Quarter of 2009 and thereafter, provided however that if the Company incurs Debt after January 1, 2009 by meeting the financial ratios set forth in the first paragraph of Section 4.09, the Minimum EBITDAR to Interest and Lease Payment Ratio shall be increased to 1.5 until such Debt has been repaid in full.

Section 4.27. Capital Expenditures.

The Company shall not make or Incur, or permit to be made or incurred, any Capital Expenditure other than in accordance with the quarterly budget which the Company shall file with the Trustee not later than 30 calendar days preceding the start of each fiscal quarter.

Section 4.28. Notes to Rank Senior.

The Notes and all other obligations of the Company and the Guarantors under this Indenture are and at all times shall remain direct and first-priority secured obligations of the Company and each Guarantor ranking pari passu as against the assets of the Company and each Guarantor with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and senior in right and priority of payment to all other present and future unsecured unsubordinated Indebtedness (actual or contingent) of the Company and each Guarantor (except as otherwise required by law).

Section 4.29. Additional Amounts.

All payments of principal of, and premium (if any) and interest on the Notes or under the Guarantees will be made without withholding or deduction for, or on account of, any present or future Taxes, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company or the applicable Guarantor, as the case may be, will pay such withholding or deduction which is required by law or by regulation or governmental policy having the force of law, and will pay additional amounts (“Additional Amounts”) as will result in receipt by the holder of each Note or the Guarantees, as the case may be, of such amounts as would have been received by such holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(a) for or on account of:

(i)	any Tax that would not have been imposed but for:

(ii)	the existence of any present or former connection between the holder or beneficial owner of such Note or Guarantee, as the case may be, and the Governmental Authority imposing the Tax other than merely holding such Note or the receipt of payments thereunder or under a Guarantee, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of the jurisdiction of such Governmental Authority or treated as a resident thereof or being or having been physically present or engaged in a business therein or having or having had a permanent establishment therein;

(iii)	the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(iv)	the failure of the holder or beneficial owner to comply with a timely request of the Company or any Guarantor addressed to the holder or beneficial owner, as the case may be, to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Governmental Authority, if and to the extent that due and timely compliance with such request would have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(v)	the presentation of such Note (in cases in which presentation is required) for payment in a jurisdiction in which the Company, a Surviving Person, or a Guarantor is resident for tax purposes, unless such Note could not have been presented for payment elsewhere;

(vi)	any estate, inheritance, gift, sale, transfer, personal property or similar Tax;

(vii)	any withholding or deduction that is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(viii)	any combination of Taxes referred to in the preceding clauses (i) and (ii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such Note or any payment under any Guarantee to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership, or the beneficial owner would not have been entitled to such Additional Amounts had that beneficiary, settler, partner or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note or under any Guarantee, such mention shall be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 4.30. Contingent Debt Tax Treatment

The Company agrees, and by acceptance of a beneficial interest in a Note each Holder and any beneficial owner shall be deemed to have agreed, to treat the Note as indebtedness of the Company for United States federal income tax purposes that is subject to Treasury Regulation section 1.1275-4 or any successor provision (the “contingent payment regulations”) and to be bound (in the absence of an administrative determination or judicial ruling to the contrary) by the Company’s determination of the comparable yield and the projected payment schedule within the meaning of the contingent payment regulations. A holder of Notes may obtain the issue price, amount of Tax Original Issue Discount, issue date, yield to maturity, comparable yield and projected payment schedule for the Notes, determined by the Company pursuant to the contingent payment regulations, by submitting a written request for this information to the Company at the address set forth in Section 12.01.

Section 4.31. Calculation of Original Issue Discount

The Company shall file with the Trustee, solely for purposes of making such information available to the Holders upon request, promptly at the end of each calendar year (i) a written notice specifying the amount of Tax Original Issue Discount (including daily rates and accrual periods) accrued on outstanding Notes as of the end of such year and (ii) such other specific information relating to such Tax Original Issue Discount as may then be required under the Code, or the Treasury regulations promulgated thereunder.

ARTICLE 5.

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Assets.

(a) The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:

(i)	the Company shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including limited liability company) or partnership organized and existing under the laws of the Cayman Islands, the United States of America, any State thereof or the District of Columbia;

(ii)	the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;

(iii)	in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(iv)	immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iv) and clauses (v) and (vi) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Subsidiary of the Company as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(v)	immediately after giving effect to such transaction or series of transactions on a pro forma basis,

(1)	the Company or the Surviving Person, as the case may be, would be in compliance with the Maximum Leverage Ratio and the Minimum EBITDAR to Interest and Lease Payment Ratio, and

(2)	the Company or the Surviving Person, as the case may be, would have a Maximum Leverage Ratio that is not greater than the Maximum Leverage Ratio immediately prior to such transaction or a Minimum EBITDAR to Interest and Lease Payment Ratio that is not lower than the Minimum EBITDAR to Interest and Lease Payment Ratio of the Company immediately prior to such transaction;

(vi)	immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and

(vii)	the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

(b) The Company shall not permit any Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company or such Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(i)	the Surviving Person (if not such Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including a limited liability company) or partnership organized and existing under the laws of the Cayman Islands, the United States of America, any State thereof or the District of Columbia;

(ii)	the Surviving Person (if other than such Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Guarantor under its Subsidiary Guarantee;

(iii)	in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(iv)	immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iv) and clauses (v) and (vi) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any of its Subsidiaries as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(v)	immediately after giving effect to such transaction or series of transactions on a pro forma basis

(1)	the Company would be in compliance with the Maximum Leverage Ratio and the Minimum EBITDAR to Interest and Lease Payment Ratio, and

(2)	the Company would have a Maximum Leverage Ratio that is not greater than the Maximum Leverage Ratio immediately prior to such transaction or a Minimum EBITDAR to Interest and Lease Payment Ratio that is not lower than the Minimum EBITDAR to Interest and Lease Payment Ratio of the Company immediately prior to such transaction; and

(vi)	immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and

(vii)	the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

Section 5.02. Successor Corporation Substituted.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company or a Guarantor, as applicable, under this Indenture; provided, however, that the predecessor entity shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes and obligations under the Subsidiary Guarantee, as the case may be, in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of the Company, taken as a whole or, in the case of a Guarantor, such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, or such portion of the Capital Stock of such Guarantor ceases to be a Subsidiary of the Company), or

(b) a lease.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes if any such Default has not been cured or waived within the period of time stated below, if any, and remains uncured or unwaived for a further period corresponding to the Sponsors’ Cure Period:

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 5 days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure to comply with Section 5.01 and such failure continues for a period of 15 days;

(d) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)), and such failure continues for 15 days (or 180 days in case of failure to comply with any operational covenants in Section 4.26) after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;”

(e) a default under any Debt by the Company or any of its Subsidiaries (other than Debt owed to the Company by any of its Subsidiaries) that results in acceleration of the maturity of such Debt, or failure to pay any such Debt for 15 days after payment of such Debt has become due, in an aggregate amount greater than $1.0 million or its foreign currency equivalent at the time;

(f) any final unappealable judgment or judgments for the payment of money in an aggregate amount in excess of $1.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any of its Subsidiaries and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect;

(g) the Notes or any Guarantee provided by any Guarantor other than a PRC Subsidiary is or becomes illegal pursuant to applicable law, or and Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Guarantor or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee;

(h) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(ii)	consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(iii)	consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(iv)	makes a general assignment for the benefit of its creditors; or

(v)	admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; and

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or

(ii)	appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or

(iii)	orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary;

and such order or decree remains unstayed and in effect for 30 consecutive days.

(j) (i) any default by the Company or Future Guarantor Pledgor in any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, (ii) the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all Note Obligations and discharge of the Indenture or (iii) any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

(k) the Company or any Future Guarantor Pledgor denies or disaffirms its obligations under any Security Document or, other than in accordance with this Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Collateral Agent ceases to have a first priority interest in the Collateral.

(l) (i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of the Company or any of its Subsidiaries; or (ii) the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to any PRC Subsidiary; or (iii) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on any PRC Subsidiary, or the material and discriminatory withdrawal or suspension of privileges or specifically granted rights of a fiscal nature, or (iv) the Company or any of its Subsidiary is prevented from exercising normal control over all or any material part of its property, assets or revenues, in each such case, that would have a Material Adverse Effect.

Section 6.02. Acceleration.

If any Event of Default (other than those of the type described in Section 6.01(h) or (i)) occurs and is continuing, the Trustee may, and the Trustee upon the written request of Holders of 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable.

In the case of an Event of Default specified in Section 6.01 (h) or (i) hereof, all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Trustee or the Holders. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

In the case of an Event of Default with respect to the Notes occurring by reason of action taken by the Company with the effect of avoiding payment of the premium that the Company would have been required to pay if the Company had then elected to redeem the Notes pursuant to Section 3.07 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. In addition, if an Event of Default occurs and is continuing, the Trustee may, and shall upon request of Holders of at least 25% of the aggregate principal amount of the Notes then outstanding, instruct the Collateral Agent to foreclose on the Collateral in accordance with the terms of the Security Documents and take such further action on behalf of the Holders of the Notes with respect to the Collateral as the Trustee deems appropriate.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04. Waiver of Defaults.

The Holders holding no less than 75% of the aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, and its consequences, except (x) in the event of a continuing Default or event of Default specified in Section 6.01(d), the Holders holding no less than 66.7% of the aggregate principal amount of the Notes then outstanding may waive such Default or Event of default, and (y) a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest, on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment default, shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after the Event of Default arose:

(i)	the Debt that is the basis for the Event of Default has been discharged;

(ii)	the holders of such Debt have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default; or

(iii)	if the default that is the basis for such Event of Default has been cured.

The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. In case of any such waiver, the Company, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Supermajority.

Subject to Section 7.01, Section 7.01(e) (including the Trustee’s receipt of the security or indemnification described therein) and Section 7.07 hereof, in case an Event of Default shall occur and be continuing, the Holders of at least 75% in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, or the Security Documents or that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

Section 6.06. Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Company,

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered indemnity or security satisfactory to the Trustee to institute such proceeding as trustee, and

(c) the Trustee shall not have received from the Holders of at least 75% in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 (h) or (i) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due to the Trustee or any Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Agents and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection or distribution of amounts held, realized or incurred in enforcing the remedies available under this Indenture, the Notes and the Security Documents and preserving the Collateral and all amounts for which the Trustee and the Agents are entitled to indemnification under this Indenture, the Notes and the Security Documents;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section shall not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, the Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 6.13. Rights and Remedies Cumulative.

No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.14. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7.

TRUSTEE

Section 7.01. Duties of Trustee.

(a) The duties and responsibilities of the Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article. The rights and protections provided to the Trustee in this Article shall apply to the Agents mutatis mutandis.

(b) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) Except during the continuance of an Event of Default:

(1)	the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)	in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not verify, confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(d) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)	this paragraph does not limit the effect of paragraph (c) of this Section;

(2)	the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.04 and 6.05 hereof.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(g) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and need not be invested except as agreed by the Trustee.

(h) Notwithstanding anything herein to the contrary, the Trustee shall not be responsible for recitals, statements, warranties or representations of any party contained in this Indenture or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, legality, effectiveness, adequacy, genuineness, validity or enforceability or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced. Notwithstanding the generality of the foregoing, each Holder shall be solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, condition, affairs, status and nature of the Company and any Subsidiary, and the Trustee shall not at any time have any responsibility for the same and each Holder shall not rely on the Trustee in respect thereof.

Section 7.02. Rights of Trustee.

Subject to Section 7.01:

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document. The Trustee, in its discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel reasonably acceptable to the Trustee, which may be counsel to the Company, and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance in accordance with the advice or opinion of such counsel, and the Company shall reimburse the Trustee for any expenses, including attorneys fees, incurred in connection with the actions contemplated by this Section 7.02(b).

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(e) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants or observance of any covenants, conditions or agreements on the part of the Company under this Indenture; but the Trustee may require of the Company full information and advice as to the performance of the covenants, conditions and agreements aforesaid.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(i) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(j) The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity or enforceability of any security interest or Collateral or any arrangement or agreement between Company and any Person with respect thereto, or the perfection or priority of any security interest or Collateral created in any of the Security Documents or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of any security interest or Collateral following an Event of Default.

(k) The Trustee shall not be responsible or liable for special, indirect, punitive, or consequential damages or loss of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services including, without limitation, any provision or any present or future law or regulation or any act of governmental authority; accidents; labor disputes; acts of civil or military authority and governmental action.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee and nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship with the Company or any Affiliate thereof. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Section 7.09 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the Guarantee of any Guarantor, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication, and shall not have any responsibility for the Company’s or any Holder’s compliance with any state or U.S. federal securities laws in connection with the Notes.

Section 7.05. Notice of Defaults.

Subject to Section 7.02(e), if a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Compensation and Indemnity.

The Company shall, and all Guarantors, jointly and severally agree to, pay to the Trustee compensation as agreed in writing for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the compensation, disbursements and expenses of the Trustee’s agents and counsel. All rights, protections and benefits of the Trustee shall be extended to the Trustee acting as an Agent with respect thereto.

The Company shall indemnify the Trustee (in its capacity as Trustee) or any predecessor Trustee (in its capacity as Trustee) against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and attorneys fees (for purposes of this Article, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Notes and Security Documents, including the costs and expenses of enforcing this Indenture, the Notes and Security Documents against the Company (including this Section) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its gross negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations under this Section, to the extent the Company has been prejudiced thereby. The Company shall defend the claim, and the Trustee shall cooperate in the defense. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

The obligations of the Company (or any other obligor) under this Section shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and payment in full of the Notes through the expiration of the applicable statute of limitations.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Notwithstanding any provision hereof to the contrary, the Trustee’s Lien shall not be subordinated to that of Senior Debt. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing and be discharged from the trust hereby created at any time upon 30 days’ prior notice to the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(b) a custodian or public officer takes charge of the Trustee or its property; or

(c) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.06 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the Trustee hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Company, the Guarantors, any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver an Indenture supplemental hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

Section 7.08. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Section 7.09. Eligibility; Disqualification

There shall at all times be a Trustee hereunder that is authorized under the laws of its jurisdiction of incorporation to exercise corporate trustee power, that is subject to supervision or examination by Governmental Authorities of its jurisdiction of incorporation and, in the case of any successor trustee, that has a combined capital and surplus of at least $50.0 million (or is a wholly-owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $50.0 million) as set forth in its most recent published annual report of condition.

Section 7.10. Trustee’s Notice to Holders

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief notice dated as of such reporting date with respect to any of the following events which may have occurred within the previous 12 months (but if no such event has occurred such date, no notice need be transmitted):

(a) the character and amount of any disbursements made by it, as the Trustee under this Indenture, which remain unpaid on the date of such report, and for the reimbursement of which it claims or may claim a lien or charge, prior to that of Notes, on property or funds held or collected by it as the Trustee under this Indenture, if such disbursements so remaining unpaid aggregate more than one-half of 1 per centum of the principal amount of the Notes outstanding on such date; and

(b) any release, or release and substitution, of property subject to the Lien under the Security Documents (and the consideration therefor, if any) which it has not previously reported.

A copy of each notice at the time of its mailing to the Holders shall be mailed to the Company. The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

ARTICLE 8.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01. Without Consent of Holders of Notes.

Notwithstanding Section 8.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture, the Security Documents or the Notes without consent of any Holder to:

(a) cure any ambiguity, omission, defect or inconsistency;

(b) provide for the assumption by a Surviving Person of the obligations of the Company under this Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes;

(d) add additional Guarantees or additional obligors with respect to the Notes or release Guarantors from guarantees as permitted by the terms of this Indenture;

(e) further secure the Notes, or release all or any portion of the Collateral pursuant to the terms of the Security Documents;

(f) add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company; or

(g) make any other change that does not adversely affect the legal rights hereunder of any such Holder.

The Trustee shall service a notice to the Holder pursuant to Section 12.01 with respect to any of the above amendment to this Indenture.

Section 8.02. With Consent of Holders of Notes.

Except as provided below in this Section, the Company and the Trustee may amend or supplement this Indenture, the Security Documents and the Notes with the consent of the Holders of at least 66.7% in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder, an amendment or waiver under this Section may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(b) reduce the rate of, or extend the time for payment of, interest, if any, on,

any Note;

(c) reduce the principal of, or extend the Stated Maturity of, any Note;

(d) make any Note payable in money other than that stated in the Note;

(e) impair the right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Guarantee;

(f) subordinate the Notes or any Guarantee to any other obligation of the Company or the applicable Guarantor;

(g) (A) release the security interest granted in favor of the holders of the Notes in the Collateral other than pursuant to the terms of the Security Documents, or

(B) release any other security interest that may have been granted in favor of the holders of the Notes other than pursuant to the terms of such security interest;

(h) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under Section 3.07, Section 3.08, Section 3.09 or 3.10;

(i) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; or

(j) make any change in any Guarantee that would adversely affect the Holders.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be canceled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 8.03. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 8.04. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.05. Trustee to Sign Amendments, etc.

None of the Company nor any Guarantor may sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture or any amendment or supplement to the Security Documents or Notes, the Trustee shall be entitled to receive in addition to the documents required by Section 12.03, and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof. If the Trustee has received such an Officers’ Certificate and Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights of the Trustee. The Trustee may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture, the Notes or the Security Documents.

ARTICLE 9.

GUARANTEES

Section 9.01. Guarantee.

Subject to this Article 9, each Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee under this Indenture or any other agreement with or for the benefit of the Holders or the Trustee, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Note Obligations of the Company, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against the Company, any other guarantor (including any other Guarantor) of the Obligations under the Guarantees or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under the Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Guarantees, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantees. Except to the extent expressly provided herein, each Guarantor hereby covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in its Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 9.02. Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law in any jurisdiction to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the guarantee, but shall be limited to the lesser of (a) the aggregate amount of the Company’s obligations under the Notes and this Indenture or (b) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in Bankruptcy Law and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Debt immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (a) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (b).

(b) In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of Section 9.02(a), the right of each Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 9.03. Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 9.01, each Guarantor hereby agrees that a notation of such Guarantee in substantially the form included in Exhibit B attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 9.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

The Company hereby agrees that it shall cause each Person that becomes obligated to provide a Guarantee pursuant to Section 4.17 (each, a “Future Guarantor”) to execute a supplemental indenture in form and substance satisfactory to the Trustee, pursuant to which such Person provides the guarantee set forth in this Article 9 and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor. The Company also hereby agrees to cause each such new Guarantor to evidence its guarantee by endorsing a notation of such guarantee on each Note as provided in this Section.

Section 9.04. Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 9.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the Surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a) subject to Section 9.05, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under this Indenture, the Guarantee on the terms set forth herein or therein; and

(b) the Guarantor complies with the requirements of Article 5 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 9.05. Releases Following Merger, Consolidation or Sale of Assets, Etc.

In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and relieved of any obligations under its Guarantee; provided that the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of this Indenture. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 9.

ARTICLE 10.

COLLATERAL AND SECURITY

Section 10.01. Security Documents.

On the date of this Indenture, the Company shall fund a Debt Service Reserve Account with cash and Time Deposits (as defined in the Account Management Agreement) purchased with the net proceeds from the sale of the Notes in an aggregate amount that, when such Cash Equivalents mature, would provide sufficient monies to pay interest due in respect of the Notes (i) for the first two Interest Payment Dates at any time until payment of interest in respect of the first Interest Payment Date has been made and (ii) at all times thereafter, for the next following Interest Payment Date. Amounts on deposit in the Debt Service Reserve Account will be available to the Company in the event that the Company lacks sufficient funds on an Interest Payment Date or the maturity date to make payments of principal, interest and Additional Amounts, if any, on the Notes.

Pursuant to an account management agreement (the “Account Management Agreement”), an account manager (the “Account Manager”) will act as agent for the Trustee, on behalf of the Holders of Notes with respect to the amounts deposited in the Debt Service Reserve Account.

The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, performance of all other Note Obligations of the obligors, together with Hedging Obligations of the Company, according to the terms hereunder or thereunder, are secured on a pari passu basis among the Secured Parties, as provided in the Security Documents which the Company has entered into simultaneously with the execution of this Indenture. Each Holder, by its acceptance of the Notes, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee to enter into the Security Documents and to perform its obligations and exercise its rights thereunder as Secured Parties in accordance therewith. The Company will do or cause to be done all such acts and things as may be required by applicable law or may be necessary or proper, or as may be required by the provisions of the

Security Documents, to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Note Obligations, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent, the Trustee for the benefit of the Holders and the counterparty under the Hedging Obligations of the Company, as Secured Parties (the “Secured Parties”), superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.

If at any time after the Issue Date there is a change in PRC law or interpretation in PRC law under which the encumbrance of the PRC Subsidiary’s assets or Property by a Lien is permissible and reasonably practicable, then the Company shall cause the PRC Subsidiary to, concurrently:

(i)	execute and deliver to the Trustee a Security Document upon substantially the same terms of the existing Security Documents granting a Lien upon such assets or Property to the Trustee for the benefit of the holders of Notes, which Lien shall be first priority if such assets or Property is not then encumbered by any other Lien (other than Liens required by law) or a second priority Lien if such assets or Property is at that time so encumbered;

(ii)	cause the Lien to be granted in such Security Document to be duly perfected in any manner permitted by law; and

(iii)	deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming as to such Security Document the matters set forth as to the Security Documents and Liens thereunder in the Opinions of Counsel delivered to holders on the Issue Date and, if the property subject to such Security Document is an interest in real estate, such local counsel opinions, insurance policies, surveys and other supporting documents as the Trustee may reasonably request.

Notwithstanding (i) anything to the contrary contained in this Indenture, the Security Documents, the Notes or any other instrument governing, evidencing or relating to any Debt, (ii) the time, order or method of attachment of any Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (iv) the time of taking possession or control over any Collateral or (v) the rules for determining priority under the law of any relevant jurisdiction governing relative priorities of secured creditors:

(A) the Liens will rank at least equally and ratably with all valid, enforceable and perfected Liens, whenever granted upon any present or future Collateral, but only to the extent such Liens are permitted under this Indenture to exist and to rank equally and ratably with the Notes and the Subsidiary Guarantees; and

(B) all proceeds of the Collateral applied under the Security Documents shall be allocated and distributed as set forth in Section 6.10.

Section 10.02. Future Guarantor Pledgors.

(a) The Company will use its reasonable best efforts promptly to obtain any necessary consents and waivers and to take all other actions necessary to pledge and to cause each Future Guarantor to pledge the Capital Stock of any future Subsidiary (other than any Subsidiary organized under the laws of the PRC, unless at any time after the Issue Date there is a change in PRC law or interpretation in PRC law under which the encumbrance of the PRC Subsidiary’s assets or Property by a Lien is permissible and reasonably practicable) in each case owned by the Company or such Future Guarantor, on a first priority basis (subject to Liens arising by operation of law) in order to secure the obligations of the Company under the Notes and this Indenture and of such Future Guarantor under its Subsidiary Guarantee; provided that in exercising such reasonable best efforts the Company shall not be required to take any action that is commercially unreasonable.

(b) The Company will, for the benefit of the Holders of the Notes, pledge, or cause each Guarantor to pledge, the Capital Stock owned by the Company or such Guarantor of any Person that becomes a Subsidiary (other than any Subsidiary organized under the laws of the PRC, unless at any time after the Issue Date there is a change in PRC law or interpretation in PRC law under which the encumbrance of the PRC Subsidiary’s assets or Property by a Lien is permissible and reasonably practicable) after the Issue Date, immediately upon such Person becoming a Subsidiary, to secure the obligations of the Company under the Notes and this Indenture, and of such Guarantor under its Subsidiary Guarantee, in the manner described above.

(c) Each Guarantor that pledges Capital Stock of a Subsidiary after the Issue Date is referred to as a “Future Guarantor Pledgor” and, upon giving such pledge, will be a “Guarantor Pledgor.”

(d) Upon each pledge by a Future Guarantor of the Capital Stock of any Other Non-Guarantor Subsidiary or any future Subsidiary in accordance with Section 10.02(a) or Section 10.02(b), the Company will deliver to the Trustee an Officers’ Certificate stating that entry into the applicable pledge agreement has been duly and validly authorized and an Opinion of Counsel to the effect that (i) in the opinion of such counsel, such action has been taken with respect to the recording, registering and filing of or with respect to this Indenture and the applicable pledge agreement and all other instruments of further assurance as are necessary to make effective the first priority lien (subject to Liens arising by operation of law) created by such pledge agreement in the Capital Stock referenced in Section 10.02(a) or Section 10.02(b), and referencing the details of such action; or

(ii) in the opinion of such counsel, no such action is necessary to make such first priority lien (subject to Liens arising by operation of law) effective; provided that any such Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

(e) All Opinions of Counsel delivered pursuant to Section 10.02(d) may contain assumptions, qualifications, exceptions and limitations as are appropriate and customary for similar opinions relating to the nature of the Capital Stock pledged.

(f) Upon each pledge by any Future Guarantor of the Capital Stock of any Other Non-Guarantor Subsidiary or any future Subsidiary in accordance with Section 10.02(a) or Section 10.02(b), the Company will give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments or cause each such Future Guarantor Pledgor to give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments and take any other actions necessary in order to perfect and protect the first priority lien (subject to Liens arising by operation of law) thereby created.

Section 10.03. Recording and Opinions.

(a) The Company will furnish to the Trustee within three months after each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interest in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders and the Trustee hereunder and under the Security Documents with respect to the security interest in the Collateral; or (ii) in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

(b) So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions, the Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by them.

(c) So long as there has occurred no Event of Default, then the Company and the Guarantors shall have the right to exercise any voting and other consensual rights pertaining to the Collateral pledged by them.

(d) Upon the occurrence and during the continuance of a Default or Event of Default, all rights of the Company and the Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the Collateral Agent;

(e) Upon the occurrence and during the continuance of an Event of Default:

(i)	all rights of the Company and the Guarantors to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights; and

(ii)	the Collateral Agent, upon the instructions of the Trustee pursuant to this Indenture and Security Documents, may sell the Collateral or any part of the Collateral in accordance with the terms of the Security Documents. The Collateral Agent, in accordance with the provisions of this Indenture, will distribute all funds distributed under the Security Documents and received by the Collateral Agent to the Trustee for the benefit of the holders of the Notes.

Section 10.04. Release of Collateral.

(a) Subject to subsections (b), (c) and (d) of this Section 10.04, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby. In addition, upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Company) the Trustee will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture. In addition, upon the request of the Company pursuant to an Officers’ Certificate certifying the consummation of any IPO and no Default or Event of Default has occurred and is continuing, the Trustee will release the Collateral pursuant to Section 10.10 hereof. Upon receipt of such Officers’ Certificate the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b) No Collateral may be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless the certificate required by this Section 10.04 has been delivered to the Trustee.

(c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise), no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders.

(d) The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents and hereof.

Section 10.05. Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Sections 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, take, on behalf of the Holders, all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

The Trustee shall not be deemed to have knowledge of any acts that may be unlawful or in violation of the Security Documents or this Indenture unless and until it obtains actual knowledge of such unlawful acts or violation through written notification describing the circumstances of such, and identifying the circumstances constituting such unlawful acts or violation.

Neither the Trustee nor the Collateral Agent nor any of their officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral securing the Notes and the Guarantees, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens on the Collateral or Security Documents or any delay in doing so.

The Trustee and the Collateral Agent will be under no obligation to exercise any rights or powers conferred under the Indenture or any of the Security Documents for the benefit of the Holders unless such Holders have offered to the Trustee and the Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense. In the exercise of its duties, neither the Trustee nor the Collateral Agent shall be responsible for the verification of the accuracy or completeness of any certification submitted to it by the Company or any Guarantor and each is entitled to rely exclusively on the certifications contained therein. Furthermore, each Holder, by accepting the Notes will agree, for the benefit of the Trustee and the Collateral Agent, that it is solely responsible for its own independent appraisal of and investigation into all risks arising under or in connection with the Security Documents and has not relied on and will not at any time rely on the Trustee or the Collateral Agent in respect of such risks.

Section 10.06. Appointment of Collateral Agent.

The parties hereto acknowledge and agree, and each Holder by accepting a Note acknowledges and agrees, that the Company and the Issuer hereby irrevocably appoint DB Trustees (Hong Kong) Limited as Collateral Agent hereunder. The Collateral Agent shall have such duties and responsibilities, with respect to the Holders of Notes, as are explicitly set forth herein and in the Security Documents to which it is a party and no others; provided that the Collateral Agent shall only take action with respect to or under the Security Documents in accordance with the written instructions of the Trustee acting on behalf of the Holders of the Notes, and shall apply any proceeds from the enforcement of any security, as set forth in this Indenture. The provisions of Article 7 hereof relating to the Trustee acting in such capacity shall apply to the Collateral Agent to the extent applicable. In addition, the Company and the Guarantors hereby, jointly and severally, agree to indemnify the Collateral Agent on the same basis as their indemnity to the Trustee in Article 7 with respect to actions taken or not taken by it in accordance with this Indenture and the Security Documents.

Section 10.07. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.08. Withdrawal and Investment.

Neither the Company nor any of its Subsidiaries will have any right of withdrawal under the Debt Service Reserve Account except in certain limited circumstances set forth in the Account Charge and the Account Management Agreement or as provided in this Indenture.

Section 10.09. Termination of Security Interest.

Upon the payment in full of all Note Obligations of the Company under this Indenture and the Notes, the Trustee will, at the request of the Company, promptly instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents.

Section 10.10. Automatic Release of Security Interest.

Subject to the provisions of Section 10.04, the Liens on the Company’s Ordinary Shares pursuant to Security Documents shall be automatically released and the Security Documents for creation of security interest in the Company’s Ordinary Shares shall be terminated upon the consummation of any IPO.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a)	either:

(i)	all Notes that have been previously authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii)	(x) all Notes that have not been previously delivered to the Trustee for cancellation, have become due and payable by their terms or have been called for redemption, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation or redemption for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be; (y) the Company has paid all other sums payable by the Company with respect to the Notes under this Indenture; and (z) the Company has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

In the case of either clause (i) or (ii):

(x)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; and

(y)	the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 11.02. Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.03, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

Section 11.03. Repayment to Company.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in Asian Wall Street Journal, notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

ARTICLE 12.

MISCELLANEOUS

Section 12.01. Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

7 Days Group Holdings Limited

10/F, 705 Guangzhou Da Dao Nan Road

Guangzhou 510290

P.R. China

Attention: Mr. Zheng Nanyan

Telecopier No.: (+86 20) 8922 5507

With a copy to:

If to the Sponsors:

if to Mr. HE Boquan:

c/o 7 Days Group Holdings Limited

10/F, 705 Guangzhou Da Dao Nan Road,

Guangzhou 510290

P.R. China

Telecopier No.: (+86 20) 8922 5507

if to Mr. ZHENG Nanyan:

c/o 7 Days Group Holdings Limited

10/F, 705 Guangzhou Da Dao Nan Road,

Guangzhou 510290

P.R. China

Telecopier No.: (+86 20) 8922 5507

if to WP RE (Cayman) International Ltd.

c/o Warburg Pincus Asia LLC

Suite 6703 Two International Finance Centre

8 Finance Street

Hong Kong

Telecopier No.: (+852) 2521 3869

Attention: Joseph Gagnon

If to the Trustee:

DB Trustees (Hong Kong) Limited

55th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Attention: The Managing Director

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the second Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

So long as the Notes are represented by this Global Note and such Global Note is held on behalf of Euroclear or Clearstream, any notice, demand or other communication to the Holders will be deemed to have been sufficiently given or served when delivered in accordance with the applicable rules and procedures of Euroclear or Clearstream, as the case may be. Any such notice shall be deemed to have been delivered on the day such notice is delivered to Euroclear or Clearstream.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 12.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

Section 12.05. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

Section 12.07. Governing Law.

THIS INDENTURE, THE GUARANTEE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.09. Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 12.10. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.12. Consent to Jurisdiction and Service of Process; Waiver of Immunities.

(a) The Company and each Guarantor irrevocably consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York over any suit, action or proceeding with respect to this Indenture or the transactions contemplated hereby. The Company and each Guarantor waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Indenture or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

(b) The Company and each Guarantor irrevocably appoints Law Debenture Corporate Services, Inc., as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent, and written notice of said service to Law Debenture Corporate Services, Inc. at 400 Madison Avenue, Suite 4D, New York, NY 10017, by the person serving the same to the address provided in Section 12.01, shall be deemed in every respect effective service of process upon the Company and each Guarantor in any such suit or proceeding. The Company and each Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of 3 years from the date of this Indenture.

(c) To the extent that the Company or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company and each Guarantor hereby irrevocably waives such immunity in respect of its Obligations under this Indenture and the Notes, to the extent permitted by law.

Section 12.13. Table of Contents, Headings, etc.

The Table of Contents and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of September 10, 2007

COMPANY:

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ Zheng, Nanyan
Name:	Zheng, Nanyan
Title:	CEO

[SIGNATURE PAGE TO INDENTURE]

TRUSTEE:

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Aric Kay-Russell	/s/ Chiu Kin Wing Edward
Name:	Aric Kay-Russell	Chiu Kin Wing Edward
Title:	Director	Authorised Signatory

COLLATERAL AGENT:

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Aric Kay-Russell	/s/ Chiu Kin Wing Edward
Name:	Aric Kay-Russell	Chiu Kin Wing Edward
Title:	Director	Authorised Signatory

[SIGNATURE PAGE TO INDENTURE]

EXHIBIT A

(Face of Note)

GUARANTEED SENIOR FLOATING RATE NOTES DUE 2010

ISIN: XS0314366567

Common Code: 031436656

No. 1	$80,000,000.—

7 DAYS GROUP HOLDINGS LIMITED

promises to pay to BT Globenet Nominees Limited or registered assigns, as nominee for Deutsche Bank AG, London Branch, as common depositary for Clearstream Banking, société anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”), or registered assigns, the principal sum of EIGHTY MILLION Dollars ($80,000,000) on September 10, 2010.

Interest Payment Dates: March 10 and September 10, commencing March 10, 2008.

Record Dates: February 23 and August 26

Dated: September 10, 2007.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

7 DAYS GROUP HOLDINGS LIMITED

By:
Name:
Title:

This is one of the Global Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK AG, HONG KONG BRANCH,
as Authenticating Agent

By:
Authorized Signatory

By:
Authorized Signatory

Dated             , 20

(Back of Note)

GUARANTEED SENIOR FLOATING RATE NOTES DUE 2010

[GLOBAL NOTE LEGEND]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, OR ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[REGULATION S LEGEND]

THIS NOTE HAS NOT BEEN AND SHALL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT”), AND PRIOR TO THE EXPIRATION OF 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING OF NOTES AND THE LATEST CLOSING DATE (THE ‘DISTRIBUTION COMPLIANCE PERIOD”), THE NOTES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO ANY U.S. PERSON OUTSIDE THE UNITED STATES OR ANY PERSON IN THE UNITED STATES. EACH HOLDER AND BENEFICIAL OWNER, BY ITS ACCEPTANCE OF THE NOTES EVIDENCED HEREBY, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING AND FOLLOWING RESTRICTIONS.

THIS LEGEND SHALL BE REMOVED AFTER THE END OF DISTRIBUTION COMPLIANCE PERIOD, AFTER WHICH THE NOTES EVIDENCED HEREBY SHALL NO LONGER BE SUBJECT TO THE RESTRICTIONS PROVIDED IN THIS LEGEND, PROVIDED THAT AT SUCH TIME AND THEREAFTER THE OFFER OR SALE OF THE NOTES EVIDENCED HEREBY WOULD NOT BE RESTRICTED UNDER ANY APPLICABLE SECURITIES LAWS OF THE UNITED STATES OR OF THE STATES OR TERRITORIES OF THE UNITED STATES.

[IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

[1]	To be added to Definitive Notes only.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. 7 Days Group Holdings Limited, a company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum, reset semi-annually, equal to LIBOR plus 5.5% as determined by the Calculation Agent from the Issue Date until maturity. The interest rate on the Notes is subject to increase pursuant to the provisions of the Indenture. The Company shall pay interest semi-annually on March 10 and September 10 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from the Issue Date: provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be March 10, 2008. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 5% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as such rate may be modified by United States law of general application.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on February 23 and August 26 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Registrar and Calculation Agent. Initially, the Trustee under the Indenture shall act as Paying Agent, Registrar and Calculation Agent. The Company may change any Paying Agent, Registrar or Calculation Agent without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture and Collateral Agreement. The Company issued the Notes under an Indenture dated as of September 10, 2007 (“Indenture”) among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured by the Collateral referred to in the Indenture.

5. Optional Redemption at the Option of the Company. At any time before the occurrence of an IPO, the Company may redeem all or any part of the Notes, at any time and from time to time after giving the notice required pursuant to Section 3.03 of the Indenture, at the redemption price of 109% (expressed as a percentage of principal amount), plus (i) if redeemed by the Company on or before March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), plus the Make-Whole Amount, or (ii) if redeemed by the Company after March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Except as provided in this paragraph, the Notes shall not be redeemable at the option of the Company.

Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. Mandatory Redemption. The Company agrees that on or before the expiration of 60 days after the completion of an IPO, the Company will prepay and there shall become due and payable the entire principal amount (or such lesser principal amount as shall then be outstanding) in respect of the aggregate principal Debt evidenced by the Notes at a purchase price in cash equal to 100% of the principal amount of Notes then outstanding plus accrued and unpaid interest to but excluding the date of redemption.

In the case of prepayment of Notes pursuant to this paragraph, the principal amount of each Note shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.03 through 3.05 of the Indenture.

7. Repurchase upon Change of Control. Upon the occurrence of a Change of Control prior to a Qualifying IPO, the Company shall, within 7 days thereafter notify the Trustee and the Holders of such Change of Control, and within 30 days of a Change of Control, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.09. Each Holder shall have the right but not the obligation to accept such offer and require the Company to repurchase all or any portion (equal to $100,000 or an integral multiple of $100,000) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash (the “Change of Control Amount”), equal to (x) 115% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased, to the Purchase Date for each Note that such holder also tenders with a number of Warrants that is equal to the number of Warrants with such Note on the Issue Date or (y) otherwise at 109% of the then outstanding principal amount of the Notes, plus (i) if redeemed by the Company on or before March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), plus the Make-Whole Amount, or (ii) if redeemed by the Company after March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

8. Optional Redemption. If at any time prior to a Qualifying IPO there shall occur a Block Trade which does not constitute a Change of Control, then each Noteholder shall have the right at such holder’s option but not the obligation to require the Company to repurchase all of such holder’s Notes, or any portion thereof that is an integral multiple of $100,000 principal amount, on the date (the “Repurchase Date”) specified by the Company that is not less than twenty (20) Business Days and not more than thirty-five (35) Business Days after the date of the Repurchase Notice (as defined below) at a cash repurchase price equal to (x) 115% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased, to the Purchase Date for each Note that such holder also tenders with a number of Warrants that is equal to the number of Warrants with such Note on the Issue Date or (y) otherwise at 109% of the then outstanding principal amount of the Notes, plus in each case (i) if redeemed by the Company on or before March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), plus the Make-Whole Amount, or (ii) if redeemed by the Company after March 10, 2009, accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date); and provided further that no Notes may be repurchased by the Company pursuant to this Section if the principal amount of any Notes has been accelerated and such acceleration has not been rescinded on or prior to the Repurchase Date.

9. Tax Redemption. The Notes may be redeemed, at the option of the Company or a Surviving Person with respect to the Company, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders and upon reasonable written notice in advance of such notice to Holders to the Trustee (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company or the Surviving Person, as the case may be, for redemption (the “Tax Redemption Date”) if, as a result of:

(i) any change in, or amendment to, laws (or any regulations or rulings promulgated thereunder) of the Cayman Islands, the PRC or such other jurisdiction in which the Company or the Guarantor is then organized, as the case may be, affecting taxation; or

(ii) any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after (i) with respect to the Company or any Guarantor, the Issue Date, or (ii) with respect to any Future Guarantor or Surviving Person, the date such Future Guarantor or Surviving Person becomes a Future Guarantor or Surviving Person, with respect to any payment due or to become due under the Notes, any Guarantee, or the Indenture, the Company, a Surviving Person or a Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Company, a Surviving Person or a Guarantor, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company, a Surviving Person or a Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

10. Notice of Redemption. Notice of redemption shall be mailed at least 20 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $100,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

11. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $100,000 and integral multiples thereof. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

13. Amendment, Supplement and Waiver. The Holders holding no less than 75% of the aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, and its consequences, except (x) in the event of a continuing Default or event of Default specified in Section 6.01(d) of the Indenture, the Holders holding no less than 66.7% of the aggregate principal amount of the Notes then outstanding may waive such Default or Event of default, and (y) a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest, on the Notes and (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of at least 66.7% in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes and (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add additional Guarantees or additional obligors with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, or to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder.

14. Defaults and Remedies. Each of the following constitutes an “Event of Default” with respect to the Notes if any such Default has not been cured or waived within the period of time stated below, if any, and remains uncured or unwaived for a further period corresponding to the Sponsors’ Cure Period: (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 5 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with Section 5.01 of the Indenture and such failure continues for a period of 15 days; (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)), and such failure continues for 15 days (or 180 days in case of failure to comply with any operational covenants in Section 4.26 of the Indenture) after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” (e) a default under any Debt by the Company or any of its Subsidiaries (other than Debt owed to the Company by any of its Subsidiaries) that results in acceleration of the maturity of such Debt, or failure to pay any such Debt for 15 days after payment of such Debt has become due, in an aggregate amount greater than $1.0 million or its foreign currency equivalent at the time; (f) any final unappealable judgment or judgments for the payment of money in an aggregate amount in excess of $1.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any of its Subsidiaries and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect; (g) the Notes or any Guarantee provided by any Guarantor other than a PRC Subsidiary is or becomes illegal pursuant to applicable law, or and Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Guarantor or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee; (h) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law; (2) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up; (3) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property; (4) makes a general assignment for the benefit of its creditors; or (5) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; and (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or (2) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company or any of its

Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or (3) orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; and such order or decree remains unstayed and in effect for 30 consecutive days; (j) (1) any default by the Company or Future Guarantor Pledgor in any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, (2) the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all Note Obligations and discharge of the Indenture or (3) any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; (k) the Company or any Future Guarantor Pledgor denies or disaffirms its obligations under any Security Document or, other than in accordance with the Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Collateral Agent ceases to have a first priority interest in the Collateral; (l) (1) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of the Company or any of its Subsidiaries; or (2) the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to any PRC Subsidiary; or (3) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on any PRC Subsidiary, or the material and discriminatory withdrawal or suspension of privileges or specifically granted rights of a fiscal nature, or (4) the Company or any of its Subsidiary is prevented from exercising normal control over all or any material part of its property, assets or revenues, in each such case, that would have a Material Adverse Effect.

If any Event of Default (other than those of the type described in (h) or (i) above) occurs and is continuing, the Trustee may, and the Trustee upon the written request of Holders of 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable.

In the case of an Event of Default specified in (h) or (i) above, all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Trustee or the Holders. Holders may not enforce the Indenture or the Notes except as provided in the Indenture.

In the case of an Event of Default with respect to the Notes occurring by reason of action taken by the Company with the effect of avoiding payment of the premium that the Company would have been required to pay if the Company had then elected to redeem the Notes pursuant to Section 3.07 of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an Authenticating Agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Governing Law. The internal law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Option of Holder to Elect Repurchase

If you want to elect to have this Note repurchased by the Company pursuant to Section 3.10 or 4.16 of the Indenture, check the box below:

☐ Section 3.10	Repurchase Date:

☐ Section 4.16

If you want to elect to have only part of the Note repurchased by the Company pursuant to Section 3.10 or Section 4.16 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of September 10, 2007 (the “Indenture”), among 7 Days Group Holdings Limited, as issuer (the “Company”), the Guarantors listed on the signature pages thereto and DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 9 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee is subject to release as and to the extent set forth in Section 9.05 of the Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[GUARANTOR NAME]

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

7 Days Group Holdings Limited

10/F, 705 Guang Zhou Da Dao Nan Road

Guangzhou 510290

P.R. China

DB Trustees (Hong Kong) Limited

55th Floor

Cheung Kong Centre

2 Queen’s Road, Central

Hong Kong

Re: GUARANTEED SENIOR FLOATING RATE NOTES DUE 2010

Reference is hereby made to the Indenture, dated as of September 10, 2007 (the “Indenture”), among 7 Days Group Holdings Limited, as issuer (the “Company”), the Guarantors party thereto and DB Trustees (Hong Kong) Limited, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] in the principal amount of $             (the “Transfer”), to                      (the “Transferee”). In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐ 1. Check if Transferee will take delivery of a beneficial interest in the Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period (as defined in Regulation S under the Securities Act), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the Proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the legend printed on the Global Note and/or the Definitive Note and in the Securities Act.

i

☐ 2. Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904 and in compliance with the transfer provisions contained in the Indenture and any applicable blue sky securities laws of any State of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

ii